                                                Filed pursuant to Rule 424(b)(1)
                                               Registration File No.: 333-105506
PROSPECTUS

                                2,963,529 SHARES

                              FEDDERS CORPORATION

                      SERIES A CUMULATIVE PREFERRED STOCK
                             ---------------------

     We are distributing at no charge to the holders of our Common Stock and Class B Stock transferable subscription rights to purchase up to an aggregate of 2,963,529 shares of our Series A Cumulative Preferred Stock. Holders of Common Stock and Class B Stock will receive one right for every ten shares of Common Stock or Class B Stock, respectively. Each right will entitle you to subscribe for one share of our Series A Cumulative Preferred Stock at a subscription price of $23.70 per share.

     The total purchase price of shares offered in this rights offering will be approximately $70,235,637.30. You will not be entitled to receive any subscription rights unless you are a stockholder of record as of the close of business on July 1, 2003.

     The subscription rights will expire if they are not exercised by 5:00 p.m., New York City time, on August 12, 2003, the expected expiration date of this rights offering. We, in our sole discretion, may extend the period for exercising the subscription rights. We will extend the duration of the rights offering as required by applicable law, and may choose to extend it if we decide that changes in the market price of our Series A Cumulative Preferred Stock warrant an extension or if we decide to give investors more time to exercise their subscription rights in this rights offering. Subscription rights that are not exercised by the expiration date of this rights offering will expire and will have no value. You should carefully consider whether or not to exercise or sell your subscription rights before the expiration date. We will not issue fractional rights or fractional shares of Series A Cumulative Preferred Stock and we will not pay cash in lieu of fractional rights or fractional shares.

     Shares of our Series A Cumulative Preferred Stock are quoted on the New York Stock Exchange under the symbol "FJCPRA." The last sale price of our Series A Cumulative Preferred Stock on June 27, 2003 was $25.10 per share. Our Series A Cumulative Preferred Stock accrues dividends at a rate per share of $2.15 per year. Based upon the subscription price for the Series A Cumulative Preferred Stock of $23.70 per share, this annual dividend rate yields approximately 9.1%. We anticipate that the subscription rights will be traded on the New York Stock Exchange under the symbol "FJC.RT."

-----------------------------------------------------------------------------------------
                                                              PER SHARE        TOTAL
-----------------------------------------------------------------------------------------
Subscription Price..........................................   $23.70      $70,235,637.30
-----------------------------------------------------------------------------------------
Estimated Expenses..........................................   $ 0.49      $ 1,459,415.62
-----------------------------------------------------------------------------------------
Net Proceeds to Fedders.....................................   $23.23      $68,776,221.68
-----------------------------------------------------------------------------------------

     AN INVESTMENT IN OUR SERIES A CUMULATIVE PREFERRED STOCK INVOLVES RISKS. YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 5 IN THIS PROSPECTUS BEFORE EXERCISING OR SELLING YOUR SUBSCRIPTION RIGHTS.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     If all of the subscription rights are exercised, the aggregate net proceeds to us from this rights offering will be $68,776,221.68, after deducting organization, dealer manager and other offering expenses payable by us in connection with this rights offering. We will pay one and a half percent (1.5%) of the gross proceeds of the rights offering to our dealer manager, estimated to be approximately $1,053,534.56, if all the subscription rights are exercised. Our dealer manager is Georgeson Shareholder Securities Corporation.
                             ---------------------
                  The date of this prospectus is June 27, 2003

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS.
                             ---------------------

                               TABLE OF CONTENTS

PROSPECTUS SUMMARY..........................................    1
RISK FACTORS................................................    5
QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING.............   10
SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA.....   15
SELECTED UNAUDITED PRO FORMA CONSOLIDATED CONDENSED
  FINANCIAL DATA............................................   17
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED
  STOCK DIVIDENDS...........................................   19
THE RIGHTS OFFERING.........................................   20
USE OF PROCEEDS.............................................   30
CAPITALIZATION..............................................   31
DESCRIPTION OF CAPITAL STOCK................................   32
DESCRIPTION OF CERTAIN INDEBTEDNESS.........................   37
PLAN OF DISTRIBUTION........................................   39
CERTAIN MATERIAL U.S. FEDERAL TAX CONSIDERATIONS............   40
LEGAL MATTERS...............................................   43
EXPERTS.....................................................   43
WHERE YOU CAN FIND MORE INFORMATION.........................   43
FORWARD-LOOKING STATEMENTS..................................   44
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............   44

                               PROSPECTUS SUMMARY

     The following summary highlights selected information from this prospectus and may not contain all of the information that is important to you. This prospectus includes specific terms of this rights offering, as well as information regarding our business. We encourage you to read this prospectus in its entirety. You should pay special attention to the "Risk Factors" section of this prospectus beginning on page 5. All references to "we," "our," "ours," and "us," or "Fedders" in this prospectus are to Fedders Corporation and its subsidiaries, unless otherwise indicated. However, in the descriptions of the subscription rights and related matters, these terms refer solely to Fedders Corporation and not to any of our subsidiaries.

     We also encourage you to review the financial statements and other information provided in the reports and other documents we file under the Securities Exchange Act of 1934, as amended, as described in the "Where You Can Find More Information" section of the prospectus at page 43.

                              FEDDERS CORPORATION

     Fedders Corporation, a Delaware corporation, is making the rights offering. We are a leading global manufacturer of air treatment products, including air conditioners, air cleaners, dehumidifiers and humidifiers, and thermal technology products. Fedders was established more than 100 years ago and has been in the air treatment business for more than 50 years.

     Our headquarters are located at 505 Martinsville Road, Liberty Corner, New Jersey 07938-0813, and our telephone number is (908) 604-8686. Our Common Stock and Series A Cumulative Preferred Stock are listed on the New York Stock Exchange, or NYSE, under the symbol "FJC" and "FJCPRA", respectively. Our Class B Stock is not listed for trading. For further information concerning Fedders, please see the section of this prospectus titled "Where You Can Find More Information."

                              THE RIGHTS OFFERING

Securities Offered............   We are offering to sell up to 2,963,529 shares
                                 of our Series A Cumulative Preferred Stock upon the exercise of the rights offered in this prospectus.

Description of Capital
Stock -- Series A Cumulative
Preferred Stock (see page
34)...........................   Our Series A Cumulative Preferred Stock is
                                 listed on the NYSE under the symbol "FJCPRA" and accrues dividends at a rate per share of $2.15 per year, payable quarterly. Dividends are cumulative and accrue whether or not paid.
                                 Such cumulative preferred dividends are payable on each June 1, September 1, December 1, and
                                 March 1 of each year (each such date being referred to herein as a "Dividend Payment
                                 Date"), to the holders of record as they appear in the stockholder record books of the Company, at the close of the applicable record date designated by the board of directors for the payment of dividends that is not more than 30 nor less than 15 days prior to the applicable
                                 Dividend Payment Date. The liquidation
                                 preference of each share of Series A Cumulative
                                 Preferred Stock is $25.00. Generally, holders of Series A Cumulative Preferred Stock do not have voting rights for election of directors.
                                 Based upon the subscription price of the Series
                                 A Cumulative Preferred Stock of $23.70 per share, the annual dividend rate yields approximately 9.1%.

                                 Currently, 412,506 shares of Series A
                                 Cumulative Preferred Stock are outstanding.
                                 Following the consummation of the rights offer-ing, assuming all rights are exercised, 3,376,035 shares will be designated as Series A Cumulative Preferred Stock.

Dividend Payments on the
Shares of Series A Cumulative
Preferred Stock to be Issued
Pursuant to the Rights
Offering (see page 21)........   Because the rights offering will expire after
                                 the record date for the September 1, 2003 dividend payment on the Series A Cumulative
                                 Preferred Stock, holders of the rights who receive shares of Series A Cumulative Preferred
                                 Stock upon exercise of the rights will not be entitled to the September 1, 2003 dividend payment. However, the Series A Cumulative
                                 Preferred Stock issued upon exercise of the rights will be entitled to receive dividend payments for all periods subsequent to the September 1, 2003 dividend period.

Subscription Price............   $23.70 per share.

Record Date...................   July 1, 2003.

Expiration Date and Time (see
page 21)......................   The rights expire at 5:00 p.m., New York City
                                 time, on August 12, 2003, unless we decide in our sole discretion to extend the rights offering until some later time.

Basic Subscription Right (see
page 21)......................   We are granting each person who was a record
                                 holder on the Record Date of Common Stock or Class B Stock, one right for every ten shares of Common Stock or Class B Stock held on that date.

                                 You will receive one share of Series A
                                 Cumulative Preferred Stock for each right you exercise.

Oversubscription Right (see
page 22)......................   Each holder who elects to exercise his or her
                                 basic subscription rights in full may also oversubscribe for additional shares of Series A
                                 Cumulative Preferred Stock. We cannot assure you that any additional shares of Series A
                                 Cumulative Preferred Stock will be available for purchase. Any amounts tendered by you and not used to purchase additional shares of Series A Cumulative Preferred Stock will be refunded to you, without interest.

                                 If there are not sufficient shares of Series A Cumulative Preferred Stock to fully satisfy all of the oversubscription requests, the number of shares available will be allocated on a pro rata basis based upon the number of basic subscription rights exercised by each person seeking to oversubscribe as of the expiration date of the offering.

Cancellation Rights (see page
29)...........................   We may cancel the offering at any time, in
                                 which case we will return your subscription payment, without interest.

Transferability of Rights (see
page 27)......................   The subscription rights will be evidenced by
                                 transferable subscription rights certificates.
                                 The subscription rights are transferable until the close of business on the last trading day preceding the expiration date, at which time they will cease to have any value. However, we can give no assurance that a market for the subscription rights will develop, or, if a market does develop, how long it will continue. See "The Rights
                                 Offering -- Methods for Transferring and
                                 Selling Subscription Rights."

Subscription Agent............   American Stock Transfer & Trust Company.

Subscription Procedures (see
page 22)......................   You may exercise your basic subscription rights
                                 and, if you elect, your oversubscription rights by properly completing and delivering the subscription certificate which accompanies this prospectus to American Stock Transfer & Trust
                                 Company, with full payment for the subscription rights.

                                 You may deliver the documents and payments by mail or commercial courier. If regular mail is used for this purpose, we recommend using insured, registered mail. You may use an alternative, the "Notice of Guaranteed Delivery," if you are unable to deliver the subscription certificate before the expiration date, subject to the requirements of the procedure described under "The Rights
                                 Offering -- Guaranteed Delivery Procedures on page 26." Your payment may be made by a personal check, bank certified check, cashier's check or wire transfer.

                                 ONCE YOU SUBMIT THE FORM OF SUBSCRIPTION
                                 CERTIFICATE TO EXERCISE ANY RIGHTS, YOU CAN NOT REVOKE OR CHANGE THE EXERCISE OR REQUEST A REFUND OF ANY MONIES PAID.

How Rights Holder can Exercise
Subscription Rights Through
Others (see page 25)..........   If you hold shares of our Common Stock as of
                                 the record date through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of this rights offering. If you wish to sell or exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. To indicate your decision, you should complete and return to your broker, custodian bank or other nominee the form entitled "Beneficial Owner Election
                                 Form." You should receive this form from your broker, custodian bank or other nominee with the other subscription rights offering materials. You should contact your broker, custodian bank or other nominee if you do not receive this form, but you believe you are entitled to participate in this rights offering.

How Foreign Stockholders and
Stockholders with APO or FPO
Addresses can Exercise Rights
(see page 27).................   The subscription agent will mail subscription
                                 rights certificates to you if you are a
                                 stockholder of record as of the rights offering record date whose address is outside the United
                                 States or if you have an Army Post Office or a Fleet Post Office address. To exercise your subscription rights, you must notify the subscription agent on or prior to 5:00 p.m. New
                                 York City time, on August 12, 2003, and take all other steps that are necessary to exercise your subscription rights, on or prior to the date on which this rights offering expires. If you do not follow these procedures prior to the expiration of this rights offering, your subscription rights will expire without value.

Advisor, Solicitation Agent,
and Information Agent.........   Georgeson Shareholder Communications Inc.

Dealer Manager................   Georgeson Shareholder Securities Corporation.

Stock Certificates............   We will deliver stock certificates representing
                                 the Series A Cumulative Preferred Stock
                                 purchased by the exercise of rights to the nominees or other record holders as soon as practicable after the expiration date.

U.S. Federal Tax
Considerations (see page
39)...........................   Our position for information reporting and
                                 other United States federal income tax purposes is that you will not recognize taxable income upon the receipt of the subscription rights.
                                 See "Certain Material U.S. Federal Tax
                                 Considerations" beginning on page 39.

No Recommendation to Rights
Holders (see page 29).........   We are not making any recommendations as to
                                 whether or not you should subscribe for shares of our Series A Cumulative Preferred Stock. You should decide whether to subscribe for such shares based upon your own assessment of your best interests and after considering all of the information in this prospectus, including the "Risk Factors" section of this prospectus and all of the information incorporated by reference in this prospectus.

Questions.....................   If you have any questions about the rights
                                 offering, including questions about
                                 subscription procedures and requests for additional copies of this prospectus or other documents, please contact Georgeson Shareholder
                                 Communications Inc. at (866) 835-2930.

Risk Factors (see page 5).....   An investment in our Series A Cumulative
                                 Preferred Stock involves risks. You should carefully review the "Risk Factors" section of this prospectus beginning on page 5.

Use of proceeds (see page
30)...........................   The net proceeds of the offering will be used
                                 by us for possible future strategic
                                 acquisitions, to decrease the use of debt for working capital and for general corporate purposes. We continually evaluate potential acquisitions and intend to actively pursue acquisition opportunities, some of which may be material, but we do not have any agreements or understandings with respect to the foregoing.

Ratio of earnings to combined
fixed charges and preferred
stock dividends (see page
19)...........................   For the fiscal year ended August 31, 2002, the
                                 ratio of earnings to combined fixed charges and preferred stock dividends was 1.1x. See "Ratio of Earnings to Combined Fixed Charges and
                                 Preferred Stock Dividends" on page 19.

New York Stock Exchange Symbol
for our Series A Cumulative
Preferred Stock...............   "FJCPRA"

Trading of the Rights.........   It is anticipated that the subscription rights
                                 will be traded on the New York Stock Exchange under the symbol "FJC.RT".

     For additional information concerning the subscription rights and our Series A Cumulative Preferred Stock, see "The Rights Offering" beginning on page 20.

                                  RISK FACTORS

     An investment in our Series A Cumulative Preferred Stock involves risks. You should carefully consider the following factors and all of the information contained elsewhere in this prospectus and in the documents incorporated by reference herein before deciding to exercise or sell your subscription rights.

                         RISKS RELATED TO OUR BUSINESS

OUR BUSINESS CAN BE ADVERSELY AFFECTED BY AN ECONOMIC DOWNTURN.

     Our business is affected by a number of economic factors, including the level of economic activity in the markets in which we operate. A decline in economic activity in the United States could materially affect our financial condition and results of operations. In our business, a decline in economic activity, as a result of cyclical or other factors typically results in a decline in purchases of our products, which would result in a decrease in our sales volume and profitability.

COOLER THAN NORMAL SUMMERS MAY DEPRESS OUR SALES.

     Demand for our products and for our services is strongly affected by the weather. Hotter than normal summers generate strong demand for our air conditioning products. Conversely, cooler than normal summers depress our sales. Because a high percentage of our overhead and operating expenses is relatively fixed throughout the year, operating earnings and net earnings tend to be lower in quarters with lower sales.

WE MAY INCUR MATERIAL COSTS AS A RESULT OF WARRANTY AND PRODUCT LIABILITY CLAIMS, WHICH WOULD NEGATIVELY AFFECT OUR PROFITABILITY.

     The development, manufacture, sale and use of our products involve a risk of warranty and product liability claims. Our product liability insurance policies have limits that if exceeded, may result in material costs that would have an adverse effect on our future profitability. In addition, warranty claims are not covered by our product liability insurance and there may be types of product liability claims that are also not covered by our product liability insurance.

OUR FAILURE TO SUCCESSFULLY INTEGRATE ANY BUSINESSES THAT WE MAY ACQUIRE IN THE FUTURE COULD ADVERSELY AFFECT US.

     We continually evaluate potential acquisitions and intend to actively pursue acquisition opportunities, some of which may be material, but we do not have any agreements or understandings with respect to the foregoing. We may finance future acquisitions with internally generated funds, bank borrowings, issuances of debt or equity securities, or a combination of the foregoing. If we complete acquisitions, we will encounter various associated risks. These risks include the possible inability to integrate an acquired business into our operations, diversion of management's attention and unanticipated problems or liabilities. Some of these risks could result in a material adverse effect on our financial condition or operating results.

WE MAY NOT BE ABLE TO SUCCESSFULLY COMPETE IN THE HIGHLY COMPETITIVE HEATING, VENTILATION, AIR CONDITIONING AND REFRIGERATION ("HVACR") BUSINESS.

     Competition in our various markets could cause us to reduce our prices or lose market share, or could negatively affect our cash flow, which could have an adverse effect on our future financial results. Substantially all of the markets in which we participate are highly competitive. The most significant competitive factors we face are product reliability, product performance, service and price, with the relative importance of these factors varying among our product lines. Other factors that affect competition in the HVACR market include the development and application of new technologies and an increasing emphasis on the development of more efficient HVACR products. Moreover, new product introductions are an important factor in the market categories in which our products compete. Several of our competitors have greater financial and other resources than we have, allowing them to invest in more extensive research and development. We may not be able to compete successfully against current and future competition and we cannot assure you that the current and future competitive pressures faced by us will not materially adversely affect our business and results of operations.

CURRENTLY, OUR BUSINESS DEPENDS ON OUR RELATIONSHIPS WITH A LIMITED NUMBER OF LARGE CUSTOMERS.

     In fiscal year 2002, one customer accounted for 29% of net sales and a second customer accounted for 20% of net sales. In 2001, one customer accounted for 26% of net sales and a second customer accounted for 23% of net sales. In 2000, one customer accounted for 25% of net sales and a second customer accounted for 24% of net sales. While we have done business with most of our principal customers for a number of years, agreements with principal customers are reached annually and are based on purchase orders. We cannot assure you that sales to principal customers will continue at current levels. Further, continuation of the relationships depends on the customers' satisfaction with the price, quality and delivery of our products. The loss of, or a reduction in purchase levels by, a significant customer, which we are unable to replace with new orders, would have a material adverse effect on our business.

OUR WORKING CAPITAL REQUIREMENTS FLUCTUATE BECAUSE OF THE SEASONAL NATURE OF OUR BUSINESS. UNAVAILABILITY OF NEEDED WORKING CAPITAL COULD ADVERSELY AFFECT US.

     Because of the seasonal nature of our business, our working capital requirements are significantly higher at certain times of the year. Additional working capital may not be available on satisfactory terms. Unavailability of needed working capital could have a material adverse effect on our business and operating results.

OUR LOSS OF CERTAIN KEY MEMBERS OF MANAGEMENT OR INABILITY TO ATTRACT OTHER QUALIFIED PERSONNEL COULD NEGATIVELY IMPACT OUR BUSINESS PROSPECTS.

     We believe that our performance has been and will continue to be dependent upon the efforts of our principal executive officers. Although we have designed incentive and compensation programs to retain key employees, including options to purchase our stock, we cannot assure you that our principal executive officers will continue to be available. The loss of some or all of these principal executive officers could have a material adverse effect on us. We believe that our future success will depend in large part on our continued ability to attract and retain highly skilled and qualified personnel.

THE UNAVAILABILITY OF AND FLUCTUATION IN THE COST OF RAW MATERIALS COULD ADVERSELY AFFECT OUR FUTURE RESULTS.

     Our operations are dependent on the supply of various raw materials, including steel, copper and aluminum, from domestic and foreign suppliers. We obtain substantially all of our supply of steel, copper and aluminum under purchase orders rather than long-term supply contracts. Although to date we have been able to obtain sufficient quantities of steel, copper and aluminum for our manufacturing processes, supply interruptions or cost increases which we are unable to pass on to our customers could adversely affect our future operating results.

WE ARE SUBJECT TO VARIOUS REGULATORY LAWS THAT AFFECT OUR BUSINESS AND PRODUCTS.

     We are subject to various federal, state and local laws affecting our business. Room air conditioners are subject to federal regulations providing for minimum energy efficiency rating (EER) requirements. A combination of an efficient compressor and the design of the air conditioning system using the compressor is needed to achieve the required ratings. The required EER levels may be changed by the Office of Energy Efficiency and Renewable Energy of the United States Department of Energy. Any future changes in required EER levels or other government regulations could adversely affect our industry and our business.

EXPOSURE TO ENVIRONMENTAL LIABILITIES COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     Our future profitability could be adversely affected by current or future environmental laws. We are subject to extensive and changing federal, state and local laws and regulations designed to protect the environment in the United States and in other parts of the world. These laws and regulations could impose liability for remediation costs and often result in civil or criminal penalties in cases of non-compliance. Compliance with environmental laws increases our costs of doing business. Because these laws are subject to frequent change, we are unable to predict the future costs resulting from environmental compliance.

     The United States and other countries have established programs for limiting the production, importation and use of certain ozone depleting chemicals, including refrigerants that we use in most of our air conditioning and refrigeration products. Some categories of these refrigerants have been banned completely and others are currently scheduled to be phased out in the United States by the year 2010. The industry's failure to find suitable replacement refrigerants for substances that have been or will be banned or the acceleration of any phase out schedules for these substances by governments could have an adverse effect on our future financial results.

SOME PROVISIONS IN OUR CERTIFICATE OF INCORPORATION AND OUR BY-LAWS COULD DELAY OR PREVENT A CHANGE IN CONTROL.

     Our governing documents contain provisions that make it more difficult to implement corporate actions that may have the effect of delaying, deterring or preventing a change in control. A stockholder might consider a change in control in his or her best interest because he or she might receive a premium for his or her common stock. Examples of these provisions include:

     - Holders of Class B Stock are entitled to ten votes per share in any election of directors if either:

      - more than 15% of the shares of Common Stock outstanding on the record date for such meeting are beneficially owned by a person or group of persons acting in concert (unless such person or group is also the beneficial owner of a majority of the shares of Class B Stock on such record date); or

      - a nomination for the board of directors is made by a person or group of persons acting in concert, other than the board of directors (unless such nomination is made by one or more holders of Class B Stock, acting in concert, who beneficially own more than 15% of the outstanding shares of Class B Stock);

     - Holders of Class B Stock have the right to vote separately as a class on certain matters, including:

      - any amendment to the certificate of incorporation;

      - any merger or consolidation of Fedders;

      - any sale or disposition of all or substantially all of the assets of Fedders (except where the other party to such transaction is a majority owned subsidiary of Fedders);

      - any dissolution of Fedders; and

      - any additional issuance of Class B Stock (except in connection with stock splits and stock dividends).

     As of May 20, 2003, the Giordano Holding Corporation held 99.8% of the Class B Stock.

     See "Description of Capital Stock" for a more complete description of these provisions.

OUR INTERNATIONAL OPERATIONS ARE SUBJECT TO RISKS INHERENT IN SUCH ACTIVITIES, INCLUDING RISKS RELATED TO THE RECENT OUTBREAK OF SEVERE ACUTE RESPIRATORY SYNDROME, OR SARS.

     Fedders has dedicated resources to participating in the international market by establishing operations in a number of countries. Foreign operations are subject to the risks inherent in such activities, such as foreign regulations, unsettled political activities and exchange rate fluctuations.

     The recent outbreak of SARS that began in China, Hong Kong, Singapore and Vietnam may have a negative effect on our operations. Our operations may be affected by a number of SARS-related factors, including, but not limited to, disruptions at our manufacturing plants and third party manufacturers that are located in China, reduced sales in our international retail channels and increased supply chain costs. If a significant number of our employees or the employees of our contract manufacturers in China contract SARS or are otherwise unable to fulfill their responsibilities or if the number of cases spreads to other areas of the world, our international sales and operations could be materially and adversely affected.

                      RISKS RELATED TO THE RIGHTS OFFERING

THE SUBSCRIPTION PRICE DETERMINED FOR THIS RIGHTS OFFERING IS NOT AN INDICATION OF OUR VALUE.

     The subscription price per share for the rights offering was set by the pricing committee of our board of directors. The pricing committee is comprised of outside directors. The pricing committee set the subscription price at a discount equal to five point six percent (5.6%) of the closing price per share of our Series A Cumulative Preferred Stock on the New York Stock Exchange on June 27, 2003. In determining the subscription price, the pricing committee considered a number of factors, including: our need for capital; our business prospects; the need to offer shares at a price that would be attractive to our investors relative to the current trading price of our Series A Cumulative Preferred Stock; the historic and current market price of our Series A Cumulative Preferred Stock; general conditions in the securities market and the difficult market conditions prevailing for the raising of equity capital; our operating history; and the liquidity of our Series A Cumulative Preferred Stock. In conjunction with their review of these factors, the pricing committee also reviewed analyses of prior rights offerings by other public companies, including the range of discounts to market value represented by the subscription prices in those rights offerings. Based upon this review and other factors described above, the pricing committee determined that 5.6% represented an appropriate discount to the market value of our Series A Cumulative Preferred Stock. The subscription price does not necessarily bear any relationship to the book value of our assets, past operations, cash flows, losses, financial condition or any other established criteria for value. You should not consider the subscription price as an indication of the value of our Series A Cumulative Preferred Stock. After the date of this prospectus, our Series A Cumulative Preferred Stock may trade at prices above or below the subscription price.

OUR POSITION REGARDING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE RECEIPT OF SUBSCRIPTION RIGHTS IN THE RIGHTS OFFERING MAY NOT BE SUSTAINED BY A COURT IF CHALLENGED BY THE INTERNAL REVENUE SERVICE.

     Our position for information reporting and other United States federal income tax purposes is that you will not recognize taxable income upon the receipt of the subscription rights. Based on relevant Treasury regulations, the Internal Revenue Service may assert that your receipt of the subscription rights in the rights offering is currently taxable to you. We believe that the relevant statutory and regulatory provisions were not intended to apply to the present transaction. It is uncertain whether our position would be sustained by a court if challenged by the Internal Revenue Service. See "Certain Material U.S. Federal Tax Considerations" beginning on page 40.

YOU MAY NOT REVOKE YOUR SUBSCRIPTION RIGHT EXERCISE AND COULD BE COMMITTED TO BUYING SHARES ABOVE THE PREVAILING MARKET PRICE.

     Once you exercise your subscription rights, you may not revoke the exercise and cancel the purchase of the shares in the rights offering. The public trading market price of our Series A Cumulative Preferred Stock may decline before the subscription rights expire. If you exercise your subscription rights and, afterwards, the public trading market price of our Series A Cumulative Preferred Stock decreases below the subscription price, you will have committed to buying shares of our Series A Cumulative Preferred Stock at a price above the prevailing market price. Our Series A Cumulative Preferred Stock is traded on the NYSE under the symbol "FJCPRA" and the last reported sales price of our Series A Cumulative Preferred Stock on the NYSE on June 27, 2003 was $25.10 per share. Moreover, you may be unable to sell your shares of Series A Cumulative Preferred Stock at a price equal to or greater than the subscription price you paid for such shares.

IF WE CANCEL THIS RIGHTS OFFERING, NEITHER WE NOR THE SUBSCRIPTION AGENT WILL HAVE ANY OBLIGATION TO YOU EXCEPT TO RETURN YOUR SUBSCRIPTION PAYMENTS.

     If we elect to withdraw or terminate this rights offering, neither we nor the subscription agent will have any obligation with respect to the subscription rights except to return, without interest or deduction, any subscription payments we or the subscription agent received from you.

IF YOU DO NOT ACT PROMPTLY AND FOLLOW SUBSCRIPTION INSTRUCTIONS, YOUR EXERCISE OF SUBSCRIPTION RIGHTS MAY BE REJECTED.

     Stockholders who desire to purchase shares in this rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent prior to August 12, 2003, the expiration date of this rights offering. If you are a beneficial owner of shares, you must act promptly to ensure that your broker, custodian bank or other nominee acts for you and that all required forms and payments are actually received by the subscription agent prior to August 12, 2003. We shall not be responsible if your broker, custodian or nominee fails to ensure that all required forms and payments are actually received by the subscription agent prior to the August 12, 2003, expiration date of this rights offering. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your exercise in this rights offering, the subscription agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. Neither we nor our subscription agent undertakes to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

NO PRIOR MARKET EXISTS FOR THE SUBSCRIPTION RIGHTS.

     The subscription rights are a new issue of securities with no established trading market and we cannot assure you that a market for the subscription rights will develop or, if a market does develop, as to how liquid it will be. The subscription rights are transferable until the close of business on the last trading day prior to the expiration date of this rights offering, at which time they will cease to have any value. If you wish to sell your subscription rights or the subscription agent tries to sell subscription rights on your behalf in accordance with the procedures discussed in this prospectus but such rights cannot be sold, and either you subsequently provide the subscription agent with instructions to exercise the subscription rights and your instructions are not timely received by the subscription agent or you do not provide any instructions to exercise your subscription rights, then the subscription rights will expire and will have no further value.

IF YOU MAKE PAYMENT OF THE SUBSCRIPTION PRICE BY PERSONAL CHECK, YOUR CHECK MAY NOT HAVE CLEARED IN SUFFICIENT TIME TO ENABLE YOU TO PURCHASE SHARES IN THIS RIGHTS OFFERING.

     Any personal check used to pay for shares to be issued in this rights offering must clear prior to the expiration date of this rights offering, and the clearing process may require five or more business days. If you choose to exercise your subscription rights, in whole or in part, and to pay for shares by personal check and your check has not cleared prior to the expiration date of this rights offering, you will not have satisfied the conditions to exercise your subscription rights and will not receive the shares you attempted to purchase and you will lose the value of your subscription rights.

                QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

WHAT IS THIS RIGHTS OFFERING?

     This rights offering is a distribution, at no charge, to holders of our Common Stock and Class B Stock of one transferable subscription right to purchase one additional share of our Series A Cumulative Preferred Stock for every ten shares of Common Stock or Class B Stock owned as of July 1, 2003, or the "record date", for a total of approximately 2,963,529 subscription rights. The maximum gross proceeds of this rights offering, assuming all the rights are exercised at the subscription price of $23.70, will be $70,235,637.30

WHAT ARE THE TERMS OF THE SERIES A CUMULATIVE PREFERRED STOCK?

     Series A Cumulative Preferred Stock is listed on the NYSE under the symbol "FJCPRA" and accrues dividends at a rate per share of $2.15 per year, payable quarterly. Dividends are cumulative and accrue whether or not paid. Such cumulative preferred dividends are payable on each June 1, September 1, December 1, and March 1 of each year (each such date being referred to herein as a "Dividend Payment Date"), to the holders of record as they appear in the stockholder record books of the Company, at the close of the applicable record date designated by the board of directors for the payment of dividends that is not more than 30 nor less than 15 days prior to the applicable Dividend Payment Date. The liquidation preference of each share of Series A Cumulative Preferred Stock is $25.00. Generally, holders of Series A Cumulative Preferred Stock do not have voting rights for election of directors. Based upon the subscription price of the Series A Cumulative Preferred Stock of $23.70 per share, the annual dividend rate yields approximately 9.1%.

WHICH DIVIDEND PAYMENTS WILL BE MADE ON THE SHARES OF SERIES A CUMULATIVE PREFERRED STOCK TO BE ISSUED PURSUANT TO THE RIGHTS OFFERING?

     Because the rights offering will expire after the record date for the September 1, 2003 dividend payment on the Series A Cumulative Preferred Stock, holders of the rights who receive shares of Series A Cumulative Preferred Stock upon exercise of the rights will not be entitled to the September 1, 2003 dividend payment. However, the Series A Cumulative Preferred Stock issued upon the exercise of the rights will be entitled to receive dividend payments for all periods subsequent to the September 1, 2003 dividend period.

WHAT IS A SUBSCRIPTION RIGHT?

     Each full subscription right is a right to purchase one share of our Series A Cumulative Preferred Stock and carries with it a basic subscription right and an over-subscription right.

HOW MANY SHARES MAY I PURCHASE IF I EXERCISE MY SUBSCRIPTION RIGHTS?

     You will receive one transferable subscription right for every ten shares of Common Stock and Class B Stock that you own on the record date. Each subscription right contains the basic subscription right and the over-subscription right.

WHAT IS THE BASIC SUBSCRIPTION RIGHT?

     The basic subscription right of each subscription right entitles you to purchase one share of our Series A Cumulative Preferred Stock at the subscription price of $23.70 per share.

WHAT IS THE OVER-SUBSCRIPTION RIGHT?

     The over-subscription right of each subscription right entitles you, if you fully exercise your basic subscription right, to subscribe for additional shares of our Series A Cumulative Preferred Stock at the same subscription price per share on a pro rata basis if any shares are not purchased by other holders of subscription rights under their basic subscription rights as of the expiration date. "Pro rata" means in proportion to the number of shares of our Series A Cumulative Preferred Stock that you and the other subscription rights holders have purchased by exercising your basic subscription rights.

WHAT IF THERE IS AN INSUFFICIENT NUMBER OF SHARES TO SATISFY THE
OVER-SUBSCRIPTION REQUESTS?

     If there is an insufficient number of shares of our Series A Cumulative Preferred Stock available to fully satisfy the over-subscription requests of rights holders, subscription rights holders who exercised their over-subscription right will receive the available shares pro rata based on the number of shares each subscription rights holder subscribed for under the basic subscription rights. Any excess subscription payments will be returned, without interest or deduction, promptly after the expiration of this rights offering.

WHY ARE YOU ENGAGING IN THIS RIGHTS OFFERING?

     This rights offering is being made to raise capital for possible future strategic acquisitions, to decrease the use of debt for working capital and for general corporate purposes. We continually evaluate potential acquisitions and intend to actively pursue acquisition opportunities, some of which may be material, but we do not have any agreements or understandings with respect to the foregoing.

WHAT HAPPENS IF I CHOOSE NOT TO EXERCISE MY SUBSCRIPTION RIGHTS?

     You will retain your current number of shares of Common Stock or Class B Stock even if you do not exercise your subscription rights.

CAN YOUR BOARD OF DIRECTORS CANCEL THIS RIGHTS OFFERING?

     Yes. Our board of directors may decide to cancel this rights offering at any time prior to the expiration of the rights offering and for any reason. If we cancel this rights offering, any money received from subscribing stockholders will be refunded promptly, without interest or deduction.

WHEN WILL THIS RIGHTS OFFERING EXPIRE?

     The subscription rights will expire, if not exercised, at 5:00 p.m., New York City time, on August 12, 2003, unless we decide to extend this rights offering until some later time. See "The Rights Offering -- Expiration of the Rights Offering and Extensions and Termination." The subscription agent must actually receive all required documents and payments before that time and date. There is no maximum duration for this rights offering.

HOW DO I EXERCISE MY SUBSCRIPTION RIGHTS?

     You may exercise your subscription rights by properly completing and signing your subscription rights certificate. Your subscription rights certificate, together with full payment of the subscription price, must be received by the subscription agent on or prior to the expiration date of this rights offering. If you use the mail, we recommend that you use insured, registered mail, return receipt requested. If you cannot deliver your subscription rights certificate to the subscription agent on time, you may follow the guaranteed delivery procedures described under "The Rights Offering -- Guaranteed Delivery Procedures."

MAY I TRANSFER OR SELL MY SUBSCRIPTION RIGHTS IF I DO NOT WANT TO PURCHASE ANY SHARES?

     Yes. The subscription rights will be evidenced by transferable subscription rights certificates. The subscription rights are transferable until the close of business on the last trading day preceding the expiration date of this rights offering. However, the subscription agent will only facilitate subdivisions or transfers of the actual subscription rights certificates until 5:00 p.m., New York City time, on August 7, 2003, three business days prior to the expiration date. Furthermore, the subscription rights are a new issue of securities with no established trading market and we cannot assure you that a market for the subscription rights will develop, or if a market does develop, how liquid it will be. Therefore, we cannot assure you that you will be able to sell any of your subscription rights. See "The Rights Offering -- Methods for Transferring and Selling Subscription Rights."

HOW MAY I SELL MY SUBSCRIPTION RIGHTS?

     You may sell your subscription rights by contacting your broker or the institution through which you hold your Common Stock. Any holder who wishes to sell its rights may also seek to sell the rights through the subscription agent. Each holder will be responsible for all fees associated with the sale of its rights, whether the rights are sold through its own broker or dealer or the subscription agent. We cannot assure you that any person, including the subscription agent, will be able to sell the rights on your behalf. See "The Rights Offering -- Methods for Transferring and Selling Subscription Rights."

WILL I BE ABLE TO TRADE MY SUBSCRIPTION RIGHTS ON THE NEW YORK STOCK EXCHANGE?

     Yes. We anticipate that the subscription rights will trade on the NYSE under the symbol "FJC.RT" and we expect that the subscription rights may be purchased or sold until the close of business on the last trading day preceding the expiration date of this rights offering.

     Our Series A Cumulative Preferred Stock is listed on the NYSE under the symbol "FJCPRA." On June 27, 2003, the last trading day before the date of this prospectus, the closing price of our Series A Cumulative Preferred Stock on the NYSE was $25.10 per share.

WHAT SHOULD I DO IF I WANT TO PARTICIPATE IN THIS RIGHTS OFFERING OR SELL MY SUBSCRIPTION RIGHTS BUT MY SHARES ARE HELD IN THE NAME OF MY BROKER, CUSTODIAN BANK OR OTHER NOMINEE?

     If you hold shares of our Common Stock through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of this rights offering. If you wish to sell or exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. To indicate your decision, you should complete and return to your broker, custodian bank or other nominee the form entitled "Beneficial Owner Election Form." You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. You should contact your broker, custodian bank or other nominee if you do not receive this form, but you believe you are entitled to participate in this rights offering.

WHAT SHOULD I DO IF I WANT TO PARTICIPATE IN THIS RIGHTS OFFERING OR SELL MY SUBSCRIPTION RIGHTS, BUT I AM A STOCKHOLDER WITH A FOREIGN ADDRESS OR A STOCKHOLDER WITH AN APO OR FPO ADDRESS?

     Subscription rights certificates will be mailed to subscription rights holders whose addresses are outside the United States or who have an APO or FPO address. To exercise such subscription rights, you must notify the subscription agent, and take all other steps which are necessary to exercise your subscription rights on or prior to the expiration date of this rights offering. Your subscription rights will expire and will have no value if the procedures set forth in the preceding sentence are not followed prior to the expiration date.

WILL I BE CHARGED A SALES COMMISSION OR A FEE IF I EXERCISE MY SUBSCRIPTION RIGHTS?

     We will not charge a brokerage commission or a fee to subscription rights holders for exercising their subscription rights. However, if you exercise your subscription rights through a broker, custodian bank or nominee, you will be responsible for any fees charged by your broker, custodian bank or nominee. If you sell your subscription rights, you will be responsible for any commissions, taxes or brokers fees arising from any such sale. Any sales through the subscription agent will be deemed to be effected at the weighted average sales price of all subscription rights sold by the subscription agent on the relevant date of sale. See "The Rights Offering -- Methods for Transferring and Selling Subscription Rights -- Sale of Subscription Rights Through the Subscription Agent."

WHAT IS THE RECOMMENDATION OF YOUR BOARD OF DIRECTORS REGARDING THIS RIGHTS OFFERING?

     Neither we nor our board of directors are making any recommendation as to whether or not you should exercise or sell your subscription rights. You are urged to make your decision based on your own assessment of this rights offering and after considering all of the information in this prospectus, including the "Risk Factors" section of this prospectus and all of the information incorporated by reference in this prospectus.

HOW WAS THE $23.70 PER SHARE SUBSCRIPTION PRICE ESTABLISHED?

     The subscription price per share for the rights offering was set by the pricing committee of our board of directors. The pricing committee is comprised of outside directors. The pricing committee set the subscription price at a discount equal to five point six percent (5.6%) of the closing price per share of our Series A Cumulative Preferred Stock on the New York Stock Exchange on June 27, 2003. In determining the subscription price, the pricing committee considered a number of factors, including: our need for capital; our business prospects; the need to offer shares at a price that would be attractive to our investors relative to the current trading price of our Series A Cumulative Preferred Stock; the historic and current market price of our Series A Cumulative Preferred Stock; general conditions in the securities market and the difficult market conditions prevailing for the raising of equity capital; our operating history; and the liquidity of our Series A Cumulative Preferred Stock. In conjunction with their review of these factors, the pricing committee also reviewed analyses of prior rights offerings by other public companies, including the range of discounts to market value represented by the subscription prices in those rights offerings. Based upon this review and the other factors described above, the pricing committee determined that 5.6% represented an appropriate discount to the market value of our Series A Cumulative Preferred Stock.

IS EXERCISING MY SUBSCRIPTION RIGHTS RISKY?

     The exercise of your subscription rights involves risks. Exercising your subscription rights represents a purchase of shares of our Series A Cumulative Preferred Stock and should be considered as carefully as you would consider any other equity investment. You should carefully consider the information under the heading "Risk Factors" and all other information included or incorporated by reference in this prospectus before deciding to exercise or sell your subscription rights.

AM I REQUIRED TO SUBSCRIBE IN THIS RIGHTS OFFERING?

     No.

AFTER I EXERCISE MY SUBSCRIPTION RIGHTS, CAN I CHANGE MY MIND AND CANCEL MY PURCHASE?

     No. Once you send in your subscription rights certificate and payment you cannot revoke the exercise of your subscription rights, even if the market price of our Series A Cumulative Preferred Stock is below the $23.70 per share subscription price. You should not exercise your subscription rights unless you are certain that you wish to purchase shares of our Series A Cumulative Preferred Stock at a price of $23.70 per share. Subscription rights not exercised prior to the expiration of this rights offering will have no value.

WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF EXERCISING MY SUBSCRIPTION
RIGHTS?

     Our position for information reporting and other United States federal income tax purposes is that you will not recognize any gain or loss upon the exercise of subscription rights received in the rights offering. See "Certain Material U.S. Federal Tax Considerations" beginning on page 40.

IF THIS RIGHTS OFFERING IS NOT COMPLETED, WILL MY SUBSCRIPTION PAYMENT BE REFUNDED TO ME?

     Yes. The subscription agent will hold all funds it receives in escrow until completion of this rights offering. If this rights offering is not completed, the subscription agent will return promptly, without interest or deduction, all subscription payments.

HOW MANY SHARES OF COMMON STOCK, CLASS B STOCK AND SERIES A CUMULATIVE PREFERRED STOCK WILL BE OUTSTANDING AFTER THIS RIGHTS OFFERING?

     The number of shares of Common Stock, Class B Stock and Series A Cumulative Preferred Stock that will be outstanding immediately after the completion of this rights offering, assuming all rights are exercised, will be 27,142,333, 2,493,061 and 3,376,035 shares, respectively.

IF I EXERCISE MY SUBSCRIPTION RIGHTS, WHEN WILL I RECEIVE SHARES OF SERIES A CUMULATIVE PREFERRED STOCK PURCHASED IN THIS RIGHTS OFFERING?

     We will deliver to the record holders who purchase shares in this rights offering certificates representing the shares of our Series A Cumulative Preferred Stock purchased as soon as practicable after the expiration date of this rights offering and after all pro rata allocations and adjustments have been completed. We will not be able to calculate the number of shares to be issued to each exercising holder until 5:00 p.m., New York City time, on the third business day after the expiration date of this rights offering, which is the latest time by which subscription rights certificates may be delivered to the subscription agent under the guaranteed delivery procedures described under "The Rights Offering -- Guaranteed Delivery Procedures."

WHO IS THE SUBSCRIPTION AGENT FOR THIS RIGHTS OFFERING?

     The subscription agent is American Stock Transfer & Trust Company. The address for delivery to the subscription agent is as follows:

                By mail, hand delivery or overnight courier to:

                    American Stock Transfer & Trust Company
                                 59 Maiden Lane
                                  Plaza Level
                               New York, NY 10038

                                 By facsimile:

                                 (718) 234-5001

     Your delivery to an address or other than by the methods set forth above will not constitute valid delivery. You may call the subscription agent at (800) 937-5449.

WHAT SHOULD I DO IF I HAVE OTHER QUESTIONS?

     If you have questions or need assistance, please contact Georgeson Shareholder Communications Inc., the advisor, solicitation agent, and information agent for this rights offering, at: (866) 835-2930. If you are a bank or a brokerage firm, please call collect at (212) 440-9800. For a more complete description of this rights offering, see "The Rights Offering" section and the "Plan of Distribution" section included elsewhere in this prospectus.

            SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following table sets forth summary consolidated financial data of Fedders as of and for each of the periods indicated. Fedders derived the consolidated financial data as of and for the six months ended February 28, 2003 and 2002 from Fedders' unaudited consolidated financial statements. Fedders derived the consolidated financial data as of and for each of the annual periods presented from Fedders' audited consolidated financial statements. This information is only a summary and you should read it in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements, and the related schedules and notes, contained in Fedders' Annual Report on Form 10-K, which is incorporated by reference herein and Quarterly Reports on Form 10-Q and other information that Fedders has filed with the Securities and Exchange Commission. See "Incorporation of Certain Documents by Reference" on page 44.

                   CONSOLIDATED STATEMENT OF OPERATIONS DATA

                                    SIX MONTHS ENDED
                                      FEBRUARY 28,
                                ------------------------
                                               2002         FISCAL YEAR ENDED AUGUST 31,
                                           (AS RESTATED    ------------------------------
                                  2003     SEE NOTE (1))     2002       2001       2000
                                --------   -------------   --------   --------   --------
                                      (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
Net Sales.....................  $110,659     $111,178      $373,702   $405,697   $416,181
Gross Profit(1)...............    22,754       23,503        83,050     68,700    104,828
Percent of net sales..........      20.6%        21.1%         22.2%      16.9%      25.2%
Operating income (loss).......    (6,031)      (7,384)       20,339    (15,045)    46,854
Percent of net sales..........      (5.5)%       (6.6)%         5.4%      (3.7)%     11.3%
Income (loss) before income
  taxes.......................   (16,050)     (16,483)        2,976    (33,263)    30,474
Percent of net sales..........     (14.5)%      (14.8)%          .8%      (8.2)%      7.3%
Net income (loss).............   (10,834)     (11,126)        8,009    (22,453)    20,401
Net income (loss) attributable
  to common stockholders......   (11,008)     (11,126)        8,009    (22,453)    20,401
Earnings (loss) per common
  share(2):
  Basic.......................  $  (0.35)    $  (0.36)     $   0.25   $  (0.71)  $   0.58
  Diluted.....................     (0.35)       (0.36)         0.25      (0.71)      0.57
Dividends per share declared:
New Common....................  $  0.060           --      $  0.060         --         --
Old Common/Class A............        --     $  0.060         0.060   $  0.120   $  0.120
New Class B...................     0.060           --         0.060         --         --
Old Class B...................        --        0.054         0.054      0.108      0.108
Preferred Stock...............     0.538           --            --         --         --
Other Financial Data:
  Capital expenditures........     4,164        2,633         7,846     10,773      9,858
  Depreciation and
     amortization.............     4,764        7,230        14,830     15,431     13,076
Cash flow provided by (used
  in):
  Operating activities........  $(99,584)    $(83,137)     $ 34,134   $  5,919   $  4,619
  Investing activities........    (4,149)     (10,548)      (14,564)   (30,327)   (15,037)
  Financing activities........    48,446       51,713        (3,383)   (11,593)   (19,898)

                        CONSOLIDATED BALANCE SHEET DATA

                                    FEBRUARY 28,
                              ------------------------
                                             2002                 AUGUST 31,
                                         (AS RESTATED    -----------------------------
                                2003     SEE NOTE (1))    2002       2001       2000
                              --------   -------------   -------   --------   --------
                                               (AMOUNTS IN THOUSANDS)
Cash and cash equivalents...  $ 12,092   $       9,220    67,379   $ 51,192   $ 87,193
Total assets................   419,166         406,971   366,128    362,332    388,175
Long term debt (including
  current portion)..........   165,520         168,656   167,131    168,455    166,434
Stockholders' equity(3).....    64,525          59,821    77,818     73,014    112,260

---------------

(1) Subsequent to the issuance of its consolidated financial statements for the year ended August 31, 2002, the Company's management determined that amounts in its unaudited quarterly financial information included intercompany profit and certain manufacturing variances that should have been eliminated. As a result, the unaudited interim financial statements as of and for the three months and six months ended February 28, 2002 have been restated from the amounts previously reported to eliminate approximately $2.8 million of intercompany profit and certain manufacturing variances included in ending inventory and to reflect the impact on cost of sales and income taxes of this adjustment. The restatement has no effect on the Company's previously reported full fiscal year results for the year ended August 31, 2002.

(2) On March 26, 2002, the Fedders' stockholders approved a recapitalization plan (the "Plan"), which became effective the same day. Under the Plan, the holder of each share of old Common Stock received 1.1 shares of new Common Stock, the holder of each share of Class A Stock received 1 share of new Common Stock and the holder of each share of old Class B Stock received 1.1 shares of new Class B stock.

(3) During fiscal 2001, Fedders repurchased 2,998 shares of old Common and Class A Stock at an average price of $4.39 per share for a total of $13,169, excluding commissions. During fiscal 2000, Fedders repurchased 2,768 shares of old Common and Class A Stock at an average price of $4.87 per share for a total of $13,484.

       SELECTED UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL DATA

     The unaudited pro forma consolidated condensed financial data is derived from the application of pro forma adjustments to major categories of Fedders' consolidated financial statements for the six months ended February 28, 2003 and for the fiscal year ended August 31, 2002, to illustrate the effect of the transaction related to the rights offering. The pro forma adjustments are described in the accompanying notes and are based upon available information that Fedders believes is reasonable. These tables do not present all of Fedders' financial information.

     The pro forma earnings per share calculations reflect the effect of the offers to exchange up to 2,100,000 shares of Series A Cumulative Preferred Stock for up to 15,000,000 shares of Common Stock (the "Exchange Offer") and the rights offering. The information is derived from the unaudited Consolidated Statements of Operations and Comprehensive Income for the six months ended February 28, 2003 and from the audited Consolidated Statements of Operations and Comprehensive Income for the fiscal year ended August 31, 2002. The information is presented to reflect the pro forma effect of the 2,948,832 shares of Common Stock exchanged for 412,506 shares of Series A Cumulative Preferred Stock, in the exchange offers that were completed on December 27, 2002 and March 18, 2003, and assuming all 2,963,529 rights are converted to Series A Cumulative Preferred Stock at $23.70 per share.

   PRO FORMA UNAUDITED COMPARATIVE CONDENSED CONSOLIDATED EARNINGS PER SHARE
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                SIX MONTHS ENDED FEBRUARY 28, 2003
                                     ---------------------------------------------------------
                                                    SERIES A
                                                   CUMULATIVE
                                        AS       PREFERRED STOCK      RIGHTS      TOTAL SHARES
                                     REPORTED   EXCHANGE OFFER(A)   OFFERING(B)    CONVERTED
                                     --------   -----------------   -----------   ------------
Net loss(f)........................  $(10,834)            --              279       $(10,555)
Preferred Stock Dividend(c)........      (174)      $   (269)        $ (3,186)        (3,629)
                                     --------       --------         --------       --------
Net loss attributable to common
  stockholders(c)..................  $(11,008)      $   (269)        $ (2,907)      $(14,184)
                                     ========       ========         ========       ========
Earnings per common share(d)(e):
  Basic............................  $  (0.35)                                      $  (0.46)
  Diluted..........................  $  (0.35)                                      $  (0.46)
Weighted average shares(e):
  Basic............................    31,604                                         30,971
  Diluted..........................    31,604                                         30,971
Cash Dividends per share:
Preferred Stock(g).................  $ 0.5375                                       $ 1.0750
New Common Stock...................    0.0600                                         0.0600
New Class B Stock..................    0.0600                                         0.0600
Book value per common share(h).....      2.04                                           2.08

   PRO FORMA UNAUDITED COMPARATIVE CONDENSED CONSOLIDATED EARNINGS PER SHARE
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                  FISCAL YEAR ENDED AUGUST 31, 2002
                                      ---------------------------------------------------------
                                                     SERIES A
                                                    CUMULATIVE
                                         AS       PREFERRED STOCK      RIGHTS      TOTAL SHARES
                                      REPORTED   EXCHANGE OFFER(A)   OFFERING(B)    CONVERTED
                                      --------   -----------------   -----------   ------------
Net income(f).......................  $ 8,009             --               558       $ 8,567
Preferred Stock Dividend(c).........       --         $ (887)          $(6,372)       (7,259)
                                      -------         ------           -------       -------
Net loss attributable to common
  stockholders......................  $ 8,009         $ (887)          $(5,814)      $ 1,308
                                      =======         ======           =======       =======
Earnings per share(d)(e):
  Basic.............................  $  0.25                                        $  0.04
  Diluted...........................  $  0.25                                        $  0.04
Weighted average shares(e):
  Basic.............................   31,492                                         30,859
  Diluted...........................   31,494                                         30,861
Cash Dividends per share:
Preferred Stock(g)..................       --                                        $2.1500
New Common Stock....................  $0.0600                                         0.0600
Old Common/Class A Stock............   0.0600                                         0.0600
New Class B Stock...................   0.0600                                         0.0600
Old Class B Stock...................   0.0540                                         0.0540
Book value per common share(h)......     2.39                                           2.44

---------------

(a) Pro forma results reflect the December 27, 2002 and March 18, 2003 preferred stock exchange offers. In the December 27, 2002 exchange offer 2,315,750 shares of Common Stock were exchanged for 324,230 shares of Series A Cumulative Preferred Stock. In the March 18, 2003 exchange offer 633,082 shares of Common Stock were exchanged for 88,276 shares of Series A Cumulative Preferred Stock. The pro forma results take into account the additional dividends that would have been required to be paid assuming each of these exchange offers occurred at the beginning of the periods presented.

(b) Pro forma results assume all 2,963,529 rights are converted to Series A Cumulative Preferred Stock.

(c) Pro forma net income attributable to common stockholders has been adjusted to reflect dividends on the Series A Cumulative Preferred stock converted in the December 27, 2002 exchange, the March 18, 2003 exchange and the rights offering as if each transaction had occurred at the beginning of each of the periods presented.

(d) Basic and diluted earnings per share are computed by dividing net income by the respective weighted average shares of Common and Class B Stock outstanding for the periods presented. Basic and diluted pro forma earnings per share are adjusted to reflect the impact of the exchange offers and the rights offering on both net income attributable to common stockholders and to the number of weighted average shares outstanding.

(e) Pro forma weighted average shares reflect a decrease in the number of shares outstanding due to the exchange of 2,948,832 shares of Common Stock for 412,506 shares of Series A Cumulative Preferred Stock as a result of the December 27, 2002 and March 18, 2003 exchange offers.

(f) Pro forma net income attributable to common stockholders has been adjusted to reflect interest income, net of tax, on cash received from the rights offering, assuming cash was invested in money market accounts at the beginning of each period presented.

(g) Pro forma preferred stock cash dividends per share have been determined assuming the December 27, 2002 and March 18, 2003 preferred stock exchange offers had occurred at the beginning of each of the periods presented. The annual per share dividend of $2.15 has been pro rated for the six months period ended February 28, 2003.

(h) Book value per common share is computed by dividing net book value by the outstanding shares of Common and Class B Stock as of the end of each of the periods presented. Pro forma book value per common share has been adjusted to reflect the December 27, 2002 and March 18, 2003 preferred stock exchange offers as if the exchange offers had occurred at the end of each of the periods presented.

   RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

     The following table sets forth the ratio of earnings to combined fixed charges and preferred stock dividends for Fedders on a historical basis for the periods indicated.

                        SIX MONTHS ENDED
                           FEBRUARY 28            YEAR ENDED AUGUST 31,
                       -------------------   --------------------------------
                         2003       2002     2002   2001   2000   1999   1998
                       --------   --------   ----   ----   ----   ----   ----
                             --         --   1.1x     --   2.6x   3.6x   1.4x

     Fedders has issued 412,506 shares of Series A Cumulative Preferred Stock and currently has the ability to issue up to the total 2,963,529 shares of Series A Cumulative Preferred Stock, par value $0.01 per share. The ratio of earnings to combined fixed charges and preferred stock dividends equals earnings divided by fixed charges and preferred stock dividends. For purposes of calculating the ratio of earnings to combined fixed charges and preferred stock dividend, earnings are the sum of income (loss) from continuing operations before income taxes plus fixed charges reduced by capitalized interest and the preferred stock dividend. Fixed charges consist of interest expense, capitalized interest, amortization of debt issue costs, preferred stock dividends, and that portion of rental expense representative of the interest factor. For the year ended August 31, 2001, earnings were insufficient to cover fixed charges by approximately $12,061. For the six months ended February 28, 2003 and 2002, earnings were insufficient to cover fixed charges by approximately $5,336 and $6,288, respectively.

                              THE RIGHTS OFFERING

REASONS FOR THE RIGHTS OFFERING

     On May 16, 2003, we announced that our board of directors had discussed and authorized the commencement of this rights offering.

     In reaching its conclusion, our board of directors considered a number of factors, including:

     - the opportunity that this rights offering allows our Common and Class B stockholders on the record date to participate and acquire shares of our Series A Cumulative Preferred Stock at a discount to the market price or, alternatively, to realize value from the sale of the subscription rights if a stockholder does not have the means or the interest in exercising the subscription rights;

     - the subscription price relative to our Series A Cumulative Preferred Stock's historical and recent trading price and pricing policies customary for transactions of this type;

     - the potential effect of this rights offering on relative ownership interests of our stockholders; and

     - the potential tax consequences of this rights offering.

     Neither we nor our board of directors are making any recommendation as to whether or not you should exercise or sell your subscription rights.

THE RIGHTS

     We will distribute to each holder of our Common Stock and Class B Stock who is a record holder of our Common Stock and Class B Stock on the record date, which is 5:00 p.m., New York City time, on July 1, 2003, at no charge, one transferable subscription right for every ten shares of Common Stock and Class B Stock owned, respectively, for a total of approximately 2,963,529 subscription rights. The subscription rights will be evidenced by transferable subscription rights certificates. Each subscription right will allow you to purchase one share of our Series A Cumulative Preferred Stock at a price of $23.70 per share. If you elect to exercise your basic subscription right in full, you may also subscribe, at the subscription price, for additional shares of our Series A Cumulative Preferred Stock under your over-subscription right to the extent that other rights holders do not exercise their basic subscription rights in full. If a sufficient number of shares of our Series A Cumulative Preferred Stock is not available to fully satisfy the over-subscription right requests, the available shares of Series A Cumulative Preferred Stock will be sold pro rata among subscription rights holders who exercised their over-subscription rights based on the number of shares each subscription rights holder subscribed for under the basic subscription right. We have not engaged an underwriter in connection with this rights offering.

     If you hold your shares in a brokerage account or through a dealer or other nominee, please see the information included below the heading "-- Beneficial Owners."

TERMS OF SERIES A CUMULATIVE PREFERRED STOCK

     Series A Cumulative Preferred Stock is listed on the NYSE under the symbol "FJCPRA" and accrues dividends at a rate per share of $2.15 per year, payable quarterly. Dividends are cumulative and accrue whether or not paid. Such cumulative preferred dividends are payable on each June 1, September 1, December 1, and March 1 of each year (each such date being referred to herein as a "Dividend Payment Date"), to the holders of record as they appear in the stockholder record books of the Company, at the close of the applicable record date designated by the board of directors for the payment of dividends that is not more than 30 nor less than 15 days prior to the applicable Dividend Payment Date. Cash dividends paid by the Company from time to time will be applied to unpaid dividends in the order in which such dividends accrued. Accrued and unpaid dividends, if any, will not bear interest or bear dividends thereon. The liquidation preference of each share of Series A Cumulative Preferred Stock is $25.00. Generally, holders of Series A Cumulative Preferred Stock do not have voting rights for election of directors. Based upon the subscription price of the Series A Cumulative Preferred Stock of $23.70 per share, the annual dividend rate yields approximately 9.1%.

DIVIDEND PAYMENTS ON THE SHARES OF SERIES A CUMULATIVE PREFERRED STOCK TO BE ISSUED PURSUANT TO THE RIGHTS OFFERING

     Because the rights offering will expire after the record date for the September 1, 2003 dividend payment on the Series A Cumulative Preferred Stock, holders of the rights who receive shares of Series A Cumulative Preferred Stock upon exercise of the rights will not be entitled to the September 1, 2003 dividend payment. However, the Series A Cumulative Preferred Stock issued upon exercise of the rights will be entitled to receive dividend payments for all periods subsequent to the September 1, 2003 dividend period.

NO FRACTIONAL RIGHTS

     We will not issue fractional subscription rights or cash in lieu of fractional subscription rights. Fractional subscription rights will be rounded down to the nearest whole number.

     You may request that the subscription agent divide your subscription rights certificate into transferable parts, if for instance, you are the record holder for a number of beneficial holders of our stock. However, the subscription agent will not divide your subscription rights certificate so that you would receive any fractional subscription rights. The subscription agent will only facilitate subdivisions or transfers of subscription rights certificates until 5:00 p.m., New York City time, on August 7, 2003, three business days prior to the expiration date.

EXPIRATION OF THE RIGHTS OFFERING AND EXTENSIONS, AMENDMENTS AND TERMINATION

     You may exercise your subscription rights at any time before 5:00 p.m., New York City time, on August 12, 2003, the expiration date for this rights offering. We may, in our sole discretion, extend the time for exercising the subscription rights. If the commencement of this rights offering is delayed for a period of time, the expiration date of this rights offering will be similarly extended.

     We will extend the duration of the rights offering as required by applicable law, and may choose to extend it if we decide that changes in the market price of our Series A Cumulative Preferred Stock warrant an extension or if we decide to give investors more time to exercise their subscription rights in this rights offering. We may extend the expiration date of this rights offering by giving oral or written notice to the subscription agent, the advisor, solicitation agent, and information agent and the dealer manager on or before the scheduled expiration date. If we elect to extend the expiration of this rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration date.

     We reserve the right, in our sole discretion, to amend or modify the terms of this rights offering.

     If you do not exercise your subscription rights before the expiration date of this rights offering, your unexercised subscription rights will be null and void and will have no value. We will not be obligated to honor your exercise of subscription rights if the subscription agent receives the documents relating to your exercise after this rights offering expires, regardless of when you transmitted the documents, except if you have timely transmitted the documents under the guaranteed delivery procedures described below.

SUBSCRIPTION RIGHTS

     Your subscription rights entitle you to a basic subscription right and an over-subscription right.

     Basic Subscription Right. With your basic subscription right, you may purchase one share of our Series A Cumulative Preferred Stock per subscription right, upon delivery of the required documents and payment of the subscription price of $23.70 per share. You are not required to exercise all of your subscription rights unless you wish to purchase shares under your over-subscription right. We will deliver to the record holders who purchase shares in this rights offering certificates representing the shares purchased with a holder's basic subscription right as soon as practicable after this rights offering has expired.

     Over-Subscription Right. In addition to your basic subscription right, you may subscribe for additional shares of our Series A Cumulative Preferred Stock, upon delivery of the required documents and payment of the subscription price of $23.70 per share, before the expiration of this rights offering. You may only exercise your over-subscription right if you exercised your basic subscription right in full and other holders of subscription rights do not exercise their basic subscription rights in full.

     Pro Rata Allocation. If there are not enough shares of our Series A Cumulative Preferred Stock to satisfy all subscriptions made under the over-subscription right, we will allocate the remaining shares of our Series A Cumulative Preferred Stock pro rata, after eliminating all fractional shares, among those over-subscribing rights holders. "Pro rata" means in proportion to the number of shares of our Series A Cumulative Preferred Stock that you and the other subscription rights holders have purchased by exercising your basic subscription rights. If there is a pro rata allocation of the remaining shares of our Series A Cumulative Preferred Stock and you receive an allocation of a greater number of shares than you subscribed for under your over-subscription right, then we will allocate to you only the number of shares for which you subscribed. We will allocate the remaining shares among all other holders exercising their over-subscription rights.

     Full Exercise of Basic Subscription Right. You may exercise your over-subscription right only if you exercise your basic subscription right in full. To determine if you have fully exercised your basic subscription right, we will consider only the basic subscription rights held by you in the same capacity. For example, suppose that you were granted subscription rights for shares of our Series A Cumulative Preferred Stock that you own individually and shares of our Series A Cumulative Preferred Stock that you own collectively with your spouse. If you wish to exercise your over-subscription right with respect to the subscription rights you own individually, but not with respect to the subscription rights you own collectively with your spouse, you only need to fully exercise your basic subscription right with respect to your individually owned subscription rights. You do not have to subscribe for any shares under the basic subscription right owned collectively with your spouse to exercise your individual over-subscription right.

     When you complete the portion of your subscription rights certificate to exercise your over-subscription right, you will be representing and certifying that you have fully exercised your subscription rights as to shares of our Series A Cumulative Preferred Stock that you hold in that capacity. You must exercise your over-subscription right at the same time you exercise your basic subscription right in full.

     Return of Excess Payment. If you exercised your over-subscription right and are allocated less than all of the shares of our Series A Cumulative Preferred Stock for which you wished to subscribe, your excess payment for shares that were not allocated to you will be returned to you by mail, without interest or deduction, as soon as practicable after the expiration date of this rights offering. We will deliver to the record holders who purchase shares in this rights offering certificates representing the shares of our Series A Cumulative Preferred Stock that you purchased as soon as practicable after the expiration date of this rights offering and after all pro rata allocations and adjustments have been completed.

METHOD OF SUBSCRIPTION - EXERCISE OF RIGHTS

     You may exercise your subscription rights by delivering the following to the subscription agent, at or prior to 5:00 p.m., New York City time, on August 12, 2003, the expiration date of this rights offering:

     - Your properly completed and executed subscription rights certificate with any required signature guarantees or other supplemental documentation; and

     - Your full subscription price payment for each share subscribed for under your subscription privileges.

     If you are a beneficial owner of shares of our Common Stock whose shares are registered in the name of a broker, custodian bank or other nominee, you should instruct your broker, custodian bank or other nominee to exercise your rights and deliver all documents and payment on your behalf prior to 5:00 p.m., New York City time on August 12, 2003, the expiration date of this rights offering.

     Your subscription rights will not be considered exercised unless the subscription agent receives from you, or your broker, custodian or nominee, as the case may be, all of the required documents and your full subscription price payment prior to 5:00 p.m., New York City time, on August 12, 2003, the expiration date of this rights offering.

METHOD OF PAYMENT

     Your payment of the subscription price must be made in U.S. dollars for the full number of shares of Series A Cumulative Preferred Stock for which you are subscribing by either:

     - check or bank draft drawn upon a U.S. bank or postal, telegraphic or express money order payable to the subscription agent; or

     - wire transfer of immediately available funds, to the subscription account maintained by the subscription agent at JPMorgan Chase, ABA No. 021-000021, Account No. 323-213251.

RECEIPT OF PAYMENT

     Your payment will be considered received by the subscription agent only upon:

     - Clearance of any uncertified check;

     - Receipt by the subscription agent of any certified check or bank draft drawn upon a U.S. bank or of any postal, telegraphic or express money order; or

     - Receipt of collected funds in the subscription account designated above.

CLEARANCE OF UNCERTIFIED CHECKS

     If you are paying by uncertified personal check, please note that uncertified checks may take at least five (5) business days to clear. If you wish to pay the subscription price by uncertified personal check, we urge you to make payment sufficiently in advance of the time this rights offering expires to ensure that your payment is received by the subscription agent and clears by the rights offering expiration date. We urge you to consider using a certified or cashier's check, money order or wire transfer of funds to avoid missing the opportunity to exercise your subscription rights should you decide to exercise your subscription rights.

DELIVERY OF SUBSCRIPTION MATERIALS AND PAYMENT

     You should deliver your subscription rights certificate and payment of the subscription price or, if applicable, notices of guaranteed delivery, to the subscription agent by one of the methods described below:

                By mail, hand delivery or overnight courier to:

                    American Stock Transfer & Trust Company
                                 59 Maiden Lane
                                  Plaza Level
                               New York, NY 10038

                                 By facsimile:

                                 (718) 234-5001

             You may call the subscription agent at (800) 937-5449.

     Your delivery to an address or by any method other than as set forth above will not constitute valid delivery.

CALCULATION OF SUBSCRIPTION RIGHTS EXERCISED

     If you do not indicate the number of subscription rights being exercised, or do not forward full payment of the total subscription price for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised your basic subscription right with respect to the maximum number of subscription rights that may be exercised with the aggregate subscription price payment you delivered to the subscription agent. If your aggregate subscription price payment is greater than the amount you owe for your subscription, you will be deemed to have exercised your over-subscription right to purchase the maximum number of shares of our Series A Cumulative Preferred Stock with your over-payment. If we do not apply your full subscription price payment to your purchase of shares of our Series A Cumulative Preferred Stock, we or the subscription agent will return the excess amount to you by mail, without interest or deduction, as soon as practicable after the expiration date of this rights offering.

EXERCISING A PORTION OF YOUR SUBSCRIPTION RIGHTS

     If you subscribe for fewer than all of the shares of our Series A Cumulative Preferred Stock represented by your subscription rights certificate, you may request from the subscription agent a new subscription rights certificate representing your unused subscription rights and then attempt to sell your unused subscription rights. See "-- Methods for Transferring and Selling Subscription Rights." Alternatively, you may transfer a portion of your subscription rights and request from the subscription agent a new subscription rights certificate representing the rights you did not transfer. HOWEVER, THE SUBSCRIPTION AGENT WILL ONLY FACILITATE SUBDIVISIONS OR TRANSFERS OF SUBSCRIPTION RIGHTS CERTIFICATES UNTIL 5:00 P.M., NEW YORK CITY TIME, ON AUGUST 7, 2003, THREE BUSINESS DAYS PRIOR TO THE EXPIRATION DATE. All subscription rights must be exercised prior to the expiration date of this rights offering, or else your subscription rights will be null and void. We will not issue any subscription rights certificates for unexercised subscription rights after the rights offering expiration date.

YOUR FUNDS WILL BE HELD BY THE SUBSCRIPTION AGENT UNTIL SHARES OF OUR SERIES A CUMULATIVE PREFERRED STOCK ARE ISSUED

     The subscription agent will hold your payment of the subscription price in a segregated account with other payments received from other subscription rights holders until we issue your shares of our Series A Cumulative Preferred Stock to you upon consummation of the rights offering.

MEDALLION GUARANTEE MAY BE REQUIRED

     Your signature on each subscription rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the U.S., subject to standards and procedures adopted by the subscription agent, unless:

     - Your subscription rights certificate provides that shares are to be delivered to you as record holder of those subscription rights; or

     - You are an eligible institution.

NOTICE TO BENEFICIAL HOLDERS

     If you are a broker, a trustee or a depositary for securities who holds shares of our Common Stock for the account of others on the record date, you should notify the respective beneficial owners of such shares of this rights offering as soon as possible to find out their intentions with respect to exercising or selling their subscription rights. You should obtain instructions from the beneficial owner with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate subscription rights certificates and submit them to the subscription agent with the proper payment. If you hold shares of our stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our stock on the rights offering record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled "Nominee Holder Certification" that we will provide to you with your rights offering materials. If you did not receive this form, you should contact the subscription agent to request a copy.

BENEFICIAL OWNERS

     If you are a beneficial owner of shares of our Common Stock or will receive your subscription rights through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of this rights offering. If you wish to exercise or sell your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. If you hold certificates of our stock directly and would prefer to have your broker, custodian bank or other nominee act for you, you should contact your nominee and request it to effect the transactions for you. To indicate your decision with respect to your subscription rights, you should complete and return to your broker, custodian bank or other nominee the form entitled "Beneficial Owners Election Form." You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. If you wish to obtain a separate subscription rights certificate, you should contact the nominee as soon as possible and request that a separate subscription rights certificate be issued to you. You should contact your broker, custodian bank or other nominee if you do not receive this form, but you believe you are entitled to participate in this rights offering. We are not responsible if you do not receive the form from your broker, custodian bank or nominee or if you receive it without sufficient time to respond.

INSTRUCTIONS FOR COMPLETING YOUR SUBSCRIPTION RIGHTS CERTIFICATE

     You should read and follow the instructions accompanying the subscription rights certificates carefully.

     You are responsible for the method of delivery of your subscription rights certificate(s) with your subscription price payment to the subscription agent. If you send your subscription rights certificate(s) and subscription price payment by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery to the subscription agent prior to the time this rights offering expires. Because uncertified personal checks may take at least five (5) business days to clear, you are strongly urged to pay, or arrange for payment, by means of a certified or cashier's check, money order or wire transfer of funds.

DETERMINATIONS REGARDING THE EXERCISE OR SALE OF YOUR SUBSCRIPTION RIGHTS

     We will decide all questions concerning the timeliness, validity, form and eligibility of the exercise of your subscription rights and any such determinations by us will be final and binding. We, in our sole discretion, may waive, in any particular instance, any defect or irregularity, or permit, in any particular instance, a defect or irregularity to be corrected within such time as we may determine. We will not be required to make uniform determinations in all cases. We may reject the exercise or sale of any of your subscription rights because of any defect or irregularity. We will not accept any exercise of subscription rights until all irregularities have been waived by us or cured by you within such time as we decide, in our sole discretion.

     Neither we, the subscription agent nor the advisor, solicitation agent and information agent nor the dealer manager will be under any duty to notify you of any defect or irregularity in connection with your submission of subscription rights certificates and we will not be liable for failure to notify you of any defect or irregularity. We reserve the right to reject your exercise of subscription rights if your exercise is not in accordance with the terms of this rights offering or in proper form. We will also not accept the exercise of your subscription rights if our issuance of shares of our Series A Cumulative Preferred Stock to you could be deemed unlawful under applicable law.

REGULATORY LIMITATION

     We will not be required to issue to you shares of our Series A Cumulative Preferred Stock pursuant to this rights offering if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares if, at the time this rights offering expires, you have not obtained such clearance or approval.

GUARANTEED DELIVERY PROCEDURES

     If you wish to exercise your subscription rights, but you do not have sufficient time to deliver the subscription rights certificate evidencing your subscription rights to the subscription agent on or before the time this rights offering expires, you may exercise your subscription rights by the following guaranteed delivery procedures:

     - Deliver to the subscription agent on or prior to the rights offering expiration date your subscription price payment in full for each share you subscribed for under your subscription rights in the manner set forth above in "-- Method of Payment";

     - Deliver to the subscription agent on or prior to the expiration date the form entitled "Notice of Guaranteed Delivery," substantially in the form provided with the "Instructions as to the Use of Fedders Corporation Subscription Rights Certificates" distributed with your subscription rights certificates; and

     - Deliver the properly completed subscription rights certificate evidencing your subscription rights being exercised and the related nominee holder certification, if applicable, with any required signature guarantee, to the subscription agent within three (3) New York Stock Exchange trading days following the date of your Notice of Guaranteed Delivery.

     Your Notice of Guaranteed Delivery must be delivered in substantially the same form provided with the Instructions as to the Use of Fedders Corporation Subscription Rights Certificates, which will be distributed to you with your subscription rights certificate. Your Notice of Guaranteed Delivery must come from an eligible institution, or other eligible guarantee institutions that are members of, or participants in, a signature guarantee program acceptable to the subscription agent.

     In your Notice of Guaranteed Delivery, you must state:

     - Your name;

     - The number of subscription rights represented by your subscription rights certificates, the number of shares of our Series A Cumulative Preferred Stock for which you are subscribing under your basic subscription right and the number of shares of our Series A Cumulative Preferred Stock for which you are subscribing under your over-subscription right, if any; and

     - Your guarantee that you will deliver to the subscription agent any subscription rights certificates evidencing the subscription rights you are exercising within three (3) business days following the date the subscription agent receives your Notice of Guaranteed Delivery.

     You may deliver your Notice of Guaranteed Delivery to the subscription agent in the same manner as your subscription rights certificates at the address set forth above under "-- Delivery of Subscription Materials and Payment." You may alternatively transmit your Notice of Guaranteed Delivery to the subscription agent by facsimile transmission (Telecopy No.: (718) 234-5001). To confirm facsimile deliveries, you may call (800) 937-5449.

     The advisor, solicitation agent, and information agent will send you additional copies of the form of Notice of Guaranteed Delivery if you request them. Please call toll-free (866) 835-2930 to request any copies of the form of Notice of Guaranteed Delivery. Banks and brokerage firms please call collect at
(212) 440-9800.

QUESTIONS ABOUT EXERCISING OR SELLING SUBSCRIPTION RIGHTS

     If you have any questions or require assistance regarding the method of exercising or selling your subscription rights or requests for additional copies of this prospectus, the Instructions as to the Use of Fedders Corporation Subscription Rights Certificates or the Notice of Guaranteed Delivery, you should contact the advisor, solicitation agent, and information agent at the address and telephone number set forth above under "Questions and Answers About the Rights Offering."

SUBSCRIPTION AGENT, ADVISOR, SOLICITATION AGENT, AND INFORMATION AGENT AND DEALER MANAGER

     We have appointed American Stock Transfer & Trust Company to act as the subscription agent and Georgeson Shareholder Communications Inc. to act as the advisor, solicitation agent, and information agent for this rights offering. We have also appointed Georgeson Shareholder Securities Corporation as dealer manager. We will pay all fees and expenses of the subscription agent, the advisor, solicitation agent, and information agent and the dealer manager related to this rights offering and have also agreed to indemnify the subscription agent, and the advisor, solicitation agent, and information agent from liabilities that they may incur in connection with this rights offering. We have agreed to indemnify the dealer manager against specified liabilities and expenses in connection with this rights offering. See the "Plan of Distribution"
section included elsewhere in this prospectus.

NO REVOCATION

     Once you have exercised your subscription rights, you may not revoke your exercise. Subscription rights not exercised prior to the expiration date of this rights offering will expire and will have no value.

PROCEDURES FOR DTC PARTICIPANTS

     We expect that the exercise of your basic subscription right and your over-subscription right may be made through the facilities of the Depository Trust Company. If your subscription rights are held of record through DTC, you may exercise your basic subscription right and your over-subscription right by instructing DTC to transfer your subscription rights from your account to the account of the subscription agent, together with certification as to the aggregate number of subscription rights you are exercising and the number of shares of our Series A Cumulative Preferred Stock you are subscribing for under your basic subscription right and your over-subscription right, if any, and your subscription price payment for each share of our Series A Cumulative Preferred Stock that you subscribed for pursuant to your basic subscription right and your over-subscription right.

SUBSCRIPTION PRICE

     The subscription price is $23.70 per share. For more information with respect to how the subscription price was determined, see "Questions and Answers About the Rights Offering" included elsewhere in this prospectus.

FOREIGN AND OTHER STOCKHOLDERS

     Subscription rights certificates will be mailed to subscription rights holders whose addresses are outside the United States or who have an APO or FPO address. To exercise such subscription rights, you must notify the subscription agent, and take all other steps which are necessary to exercise your subscription rights on or prior to the expiration date of this rights offering. Your subscription rights will expire and will have no value if the procedures set forth in the preceding sentence are not followed prior to the expiration date.

METHODS FOR TRANSFERRING AND SELLING SUBSCRIPTION RIGHTS

     We anticipate that the subscription rights will be traded on the NYSE under the symbol "FJC.RT". We expect that subscription rights may be purchased or sold until the close of business on the last trading day preceding the expiration date. You may sell your subscription rights by contacting your broker or the institution through which you hold your securities. In addition, if you are a record holder of our stock, you may sell your rights through the subscription agent (as described below). However, there has been no prior public market for the subscription rights, and we cannot assure you that a trading market for the subscription rights will develop or, if a market develops, that the market will remain available throughout the subscription period. We also cannot assure you of the price at which the subscription rights will trade, if at all. If you do not exercise or sell your subscription rights you will lose any value inherent in the subscription rights. See "-- General Considerations Regarding the Partial Exercise, Transfer or Sale of Subscription Rights" below.

     Transfer of Subscription Rights. You may transfer subscription rights in whole by endorsing the subscription rights certificate for transfer. Please follow the instructions for transfer included in the information sent to you with your subscription rights certificate. If you wish to transfer only a portion of the subscription rights, you should deliver your properly endorsed subscription rights certificate to the subscription agent. With your subscription rights certificate, you should include instructions to register such portion of the subscription rights evidenced thereby in the name of the transferee (and to issue a new subscription rights certificate to the transferee evidencing such transferred subscription rights). You may only transfer whole subscription rights and not fractions of a subscription right. If there is sufficient time before the expiration of this rights offering, the subscription agent will send you a new subscription rights certificate evidencing the balance of your subscription rights that you did not transfer to the transferee. You may also instruct the subscription agent to send the subscription rights certificate to one or more additional transferees. If you wish to sell your remaining subscription rights, you may request that the subscription agent send you certificates representing your remaining (whole) subscription rights so that you may sell them through your broker or dealer.

     If you wish to transfer all or a portion of your subscription rights, you should allow a sufficient amount of time prior to the time the subscription rights expire for the subscription agent to:

     - Receive and process your transfer instructions; and

     - Issue and transmit a new subscription rights certificate to your transferee or transferees with respect to transferred subscription rights, and to you with respect to any subscription rights you retained.

     If you wish to transfer your subscription rights to any person other than a bank or broker, the signatures on your subscription rights certificate must be guaranteed by an eligible institution.

     Sales of Subscription Rights Through the Subscription Agent. If you are a record holder of our stock and choose not to sell your subscription rights through your broker or dealer, you may choose to sell your subscription rights through the subscription agent. If you wish to have the subscription agent seek to sell your subscription rights, you must deliver your properly executed subscription rights certificate, with appropriate instructions, to the subscription agent. If you want the subscription agent to seek to sell only a portion of your subscription rights, you must send the subscription agent instructions setting forth what you would like done with the subscription rights along with your subscription rights certificate.

     If the subscription agent sells subscription rights for you, it will send you a check for the net proceeds from the sale of any of your subscription rights, less any applicable commissions, taxes or broker fees, as soon as practicable following the sale. If your subscription rights can be sold, the sale will be deemed to have been made at the weighted average net sale price of all subscription rights sold by the subscription agent on the relevant date of sale. We cannot assure you, however, that a market will develop for the purchase and sale of the subscription rights or that the subscription agent will be able to sell your subscription rights.

     You must deliver your order to sell your subscription rights to the subscription agent before 11:00 a.m., New York City time, on August 7, 2003, the third business day before the expiration date. If less than all sales orders received by the subscription agent are filled, it will prorate the sales proceeds among you and the other subscription rights holders based upon the number of subscription rights that each holder has instructed the subscription agent to sell during that period, irrespective of when during the period the instructions are received by it. The subscription agent is required to sell your subscription rights only if it is able to find buyers.

     IF YOU SELL YOUR SUBSCRIPTION RIGHTS THROUGH YOUR BROKER OR DEALER, YOU MAY RECEIVE A DIFFERENT AMOUNT OF SALES PROCEEDS THAN IF YOU SELL THE SAME AMOUNT OF SUBSCRIPTION RIGHTS THROUGH THE SUBSCRIPTION AGENT. IF YOU SELL YOUR SUBSCRIPTION RIGHTS THROUGH YOUR BROKER OR DEALER INSTEAD OF THE SUBSCRIPTION AGENT, YOUR SALES PROCEEDS WILL BE THE ACTUAL SALES PRICE OF YOUR SUBSCRIPTION RIGHTS LESS ANY APPLICABLE BROKERS COMMISSION, TAXES OR OTHER FEES, RATHER THAN THE WEIGHTED AVERAGE NET SALE PRICE OF ALL SUBSCRIPTION RIGHTS SOLD BY THE SUBSCRIPTION AGENT ON THE RELEVANT DATE DESCRIBED ABOVE.

     General Considerations Regarding the Partial Exercise, Transfer or Sale of Subscription Rights. The amount of time needed by your transferee to exercise or sell its subscription rights depends upon the method by which you, as the transferor, deliver the subscription rights certificates, the method of payment made by your transferee and the number of transactions that the holder instructs the subscription agent to effect. You should also allow up to ten business days for your transferee to exercise or sell the subscription rights that you transferred to it. Neither we nor the subscription agent will be liable to a transferee or transferor of subscription rights if subscription rights certificates or any other required documents are not received in time for exercise or sale prior to the expiration date.

     You will receive a new subscription rights certificate upon a partial exercise, transfer or sale of subscription rights only if the subscription agent receives your properly endorsed subscription rights certificate no later than 5:00 p.m., New York City time, three business days before the expiration date. The subscription agent will not issue a new subscription rights certificate if your subscription rights certificate is received after that time and date. If your instructions and subscription rights certificate are received by the subscription agent after that time and date, you will not receive a new subscription rights certificate and therefore will not be able to sell or exercise your remaining subscription rights.

     You are responsible for all commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred in connection with the purchase, sale or exercise of your subscription rights, except that we will pay any fees of the subscription agent, the advisor, solicitation agent, and information agent and the dealer manager associated with this rights offering. Any amounts you owe will be deducted from your account.

     If you do not exercise or sell your subscription rights before the expiration date, your subscription rights will expire without value and will no longer be exercisable.

CANCELLATION RIGHTS

     Our board of directors may cancel this rights offering, in whole or in part, in its sole discretion at any time prior to the time this rights offering expires for any reason (including a change in the market price of our Series A Cumulative Preferred Stock). If we cancel this rights offering, any funds you paid to the subscription agent will be promptly refunded, without interest or deduction.

NO BOARD RECOMMENDATION

     An investment in shares of our Series A Cumulative Preferred Stock must be made according to each investor's evaluation of its own best interests and after considering all of the information in this prospectus, including the "Risk Factors" section of this prospectus and all of the information incorporated by reference in this prospectus. Neither we nor our board of directors make any recommendation to subscription rights holders regarding whether they should exercise or sell their subscription rights.

SHARES OF SERIES A CUMULATIVE PREFERRED STOCK OUTSTANDING AFTER THE RIGHTS OFFERING

     Based on the 412,506 shares of our Series A Cumulative Preferred Stock issued and outstanding as of May 20, 2003, assuming all rights are exercised, approximately 3,376,035 shares of our Series A Cumulative Preferred Stock will be issued and outstanding after this rights offering expires, an increase in the number of outstanding shares of our Series A Cumulative Preferred Stock of approximately 818%.

OTHER MATTERS

     We are not making this rights offering in any state or other jurisdiction in which it is unlawful to do so, nor are we distributing or accepting any offers to purchase any shares of our Series A Cumulative Preferred Stock from subscription rights holders who are residents of those states or other jurisdictions or who are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights. We may delay the commencement of this rights offering in those states or other jurisdictions, or change the terms of this rights offering, in whole or in part, in order to comply with the securities law or other legal requirements of those states or other jurisdictions. We may decline to make modifications to the terms of this rights offering requested by those states or other jurisdictions, in which case, if you are a resident of those states or jurisdictions or if you are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights you will not be eligible to participate in this rights offering.

                                USE OF PROCEEDS

     If all of the subscription rights are exercised, the aggregate net proceeds to Fedders from this offering would be approximately $68,776,221.68, after deducting fees and estimated expenses of approximately $1,459,415.62. We currently anticipate that we will apply such net proceeds for possible future strategic acquisitions, to decrease the use of debt for working capital and for general corporate purposes. We continually evaluate potential acquisitions and intend to actively pursue acquisition opportunities, some of which may be material, but we do not have any agreements or understandings with respect to the foregoing.

                                 CAPITALIZATION

     The unaudited pro forma consolidated capitalization table represents the effect on stockholders' equity due to the March 18, 2003 Exchange Offer and the rights offering as proposed herein, assuming that these exchanges have been completed as of February 28, 2003. The unaudited capitalization data is derived from the Consolidated Balance Sheet of Fedders as of February 28, 2003. Information is presented to reflect pro forma adjustments for the March 18, 2003 exchange and the proposed rights offering.

                   PRO FORMA CONSOLIDATED CONDENSED UNAUDITED
                 CAPITALIZATION TABLE (AS OF FEBRUARY 28, 2003)

                                                                  PRO FORMA ADJUSTMENTS
                                                              -----------------------------
                                                                 SERIES A
                                                                CUMULATIVE
                                                  AS OF       PREFERRED STOCK     RIGHTS
                                               FEBRUARY 28,   EXCHANGE OFFER     OFFERING        AS
                                                   2003             (A)             (B)       ADJUSTED
                                               ------------   ---------------   -----------   ---------
Cash.........................................    $ 12,092                          68,776     $  80,868
Stockholders' Equity
  Preferred Stock, $0.01 par value,
     15,000,000 shares authorized, 324,230
     shares issued and outstanding, actual;
     3,376,035 shares issued and outstanding
     as adjusted. ...........................    $      3          $  1                30     $      34
  New Common Stock, $0.01 par value,
     70,000,000 shares authorized; 38,249,465
     shares issued, actual and as adjusted...         382           (29)                            353
  New Class B Stock, $0.01 par value,
     5,000,000 shares authorized; 2,493,047
     shares issued and outstanding, actual
     and as adjusted.........................          25            --                              25
  Paid in capital............................      68,384            28            68,746       137,158
  Retained earnings..........................      34,669            --                          34,669
  Treasury stock, at cost, 10,474,150 shares
     of Common Stock actual, 11,107,125 as
     adjusted................................     (37,345)           --                         (37,345)
  Deferred compensation......................        (235)           --                            (235)
  Accumulated comprehensive loss.............      (1,358)           --                          (1,358)
                                                 --------          ----           -------     ---------
  Total stockholders' equity.................    $ 64,525          $ --           $68,776       133,301
                                                 ========          ====           =======     =========

---------------

Notes to the Pro Forma Consolidated Condensed Unaudited Capitalization Table

(a) Pro forma adjustments as of March 18, 2003 reflect the effect of the 632,975 shares of Common Stock exchanged for 88,276 shares of Series A Cumulative Preferred Stock.

(b) Pro forma adjustments assume all 2,963,529 Series A Cumulative Preferred Stock were subscribed at $23.70 per share. Net cash proceeds excludes $1,459,415.62 of estimated expenses payable in connection with the rights offering.

                          DESCRIPTION OF CAPITAL STOCK

     This section contains a description of our capital stock. This description includes a summary of the terms of the Common Stock, Class B Stock and the Series A Cumulative Preferred Stock. The summaries of the Common Stock, the Class B Stock and the Series A Cumulative Preferred Stock are qualified in their entirety by reference to the full text of our Restated Certificate of Incorporation (the "Charter"), including the Certificate of Designation of the Series A Cumulative Preferred Stock, the By-laws and the General Corporation Law of the State of Delaware, or DGCL.

     Under the Charter, our authorized capital stock consists of 70,000,000 shares of Common Stock, 5,000,000 shares of Class B Stock and 15,000,000 shares of Preferred Stock.

COMMON STOCK

     As of May 20, 2003, there were 27,142,333 shares of Common Stock outstanding. The Common Stock has a par value of $0.01 per share.

  DIVIDENDS

     Subject to the prior rights of the holders of the Series A Cumulative Preferred Stock, holders of Common Stock are entitled to receive such dividends and other distributions in cash, stock or property of Fedders as may be declared thereon by our board of directors from time to time out of assets or funds legally available therefor, provided that in the case of cash dividends, if at any time a cash dividend is paid on the Common Stock, a cash dividend must be paid on the Class B Stock in an amount per share equal to the amount of the cash dividend paid on each share of Common Stock. In the case of a dividend or other distributions payable in stock of Fedders other than Series A Cumulative Preferred Stock, which occur after the initial issuance of shares of Common Stock by Fedders, only shares of Common Stock may be distributed with respect to Common Stock.

  VOTING RIGHTS

     Each share of Common Stock is entitled to one vote per share on all matters submitted to our stockholders, including election of directors. The holders of the Common Stock generally vote together with the holders of Class B Stock as a single class. However, any amendment to the Charter, any merger or consolidation of Fedders or any sale or disposition of all or substantially all of the assets of Fedders (except where the other party to such transaction is a majority-owned subsidiary of Fedders) or the dissolution of Fedders, requires the approval of a majority of the shares of Common Stock and Class B Stock voting as separate classes.

  LIQUIDATION RIGHTS

     In the event of any dissolution, liquidation or winding up of the affairs of Fedders, after payment or provision for payment of our debts and other liabilities and any amounts to which the holders of the Series A Cumulative Preferred Stock are entitled, our remaining assets and funds will be divided among the holders of the Common Stock and Class B Stock as follows:

          (i) first, before any payment or distribution of our assets is made to or set apart for the holders of Class B Stock, the holders of the shares of Common Stock (including those persons who will become holders of Common Stock by reason of converting their shares of Class B Stock) will be entitled to receive $0.25 per share;

          (ii) second, before any additional payment or distribution of our assets is made to or set apart for the holders of Common Stock following the initial $0.25 per share payment to the Common stockholders, the holders of Class B Stock will be entitled to receive $0.50 per share;

          (iii) third, before any additional payment or distribution of our assets is made to or set apart for the holders of Class B Stock following the $0.25 per share payment to the holders of Common Stock and the $0.50 per share payment to the holders of Class B Stock, the holders of Common Stock (including those persons who shall become holders of Common Stock by reason of converting their shares of Class B Stock) will be entitled to receive an additional $0.25 per share; and

          (iv) fourth, following the payment or setting apart for payment of the amounts in items (i) through (iii) above, the holders of Common Stock and Class B Stock will participate pari passu and be entitled to receive, on a pro rata basis, our remaining assets or proceeds therefrom available for distribution to the holders of Common Stock and Class B Stock.

  LISTING AND TRANSFER AGENT

     Our Common Stock is listed on the New York Stock Exchange under the symbol "FJC." American Stock Transfer & Trust Company is the transfer agent and registrar for the Fedders Common Stock.

CLASS B STOCK

     As of May 20, 2003, there were 2,493,047 shares of Class B Stock outstanding. The Class B Stock has a par value of $0.01 per share.

  DIVIDENDS

     Subject to the prior rights of the holders of the Series A Cumulative Preferred Stock, holders of Class B Stock are entitled to receive such dividends and other distributions in cash, stock or property of Fedders as may be declared thereon by our board of directors from time to time out of assets or funds legally available therefor, provided that in the case of cash dividends, if at any time a cash dividend is paid on the Common Stock, a cash dividend must be paid on the Class B Stock in an amount per share of Class B Stock equal to the amount of the cash dividend paid on each share of Common Stock. In the case of a dividend or other distributions payable in stock of Fedders other than Series A Cumulative Preferred Stock, which occur after the initial issuance of shares of Class B Stock by Fedders, only shares of Class B Stock may be distributed with respect to Class B Stock.

  VOTING RIGHTS

     Each share of Class B Stock is entitled to one vote on all matters submitted to our stockholders, provided that each share of Class B Stock is entitled to ten votes per share in any election of directors if either:

     - more than 15% of the shares of Common Stock outstanding on the record date for such meeting are beneficially owned by a person or group of persons acting in concert (unless such person or group is also the beneficial owner of a majority of the shares of Class B Stock on such record date); or

     - a nomination for the board of directors is made by a person or group of persons acting in concert, other than the board of directors (unless such nomination is made by one or more holders of Class B Stock, acting in concert, who beneficially own more than 15% of the shares of Class B Stock outstanding on such record date).

     In addition, under the Charter, the holders of the Class B Stock have the right to vote separately as a class on certain matters. These matters include any amendment to the Charter, any merger or consolidation of Fedders or any sale or disposition of all or substantially all of our assets (except where the other party to such transaction is a majority-owned subsidiary of Fedders), any dissolution of Fedders and any additional issuance of Class B Stock (except in connection with stock splits and stock dividends).

  LIQUIDATION RIGHTS

     The Class B Stock will have the liquidation rights described in the section of this Offering Circular titled "Description of Capital Stock -- Common
Stock -- Liquidation Rights."

  RESTRICTIONS ON TRANSFER

     Under the provisions of the Charter, the ability of a holder of Class B Stock to transfer such stock whether by sale, assignment, gift, bequest, appointment or otherwise, can only be made to a permitted transferee (as defined in the Charter).

  CONVERSION RIGHTS

     Each share of Class B Stock is convertible at any time by the holder thereof into one share of Common Stock, with no payment or adjustment on account of dividends accrued or in arrears on Class B Stock surrendered for conversion or on account of any dividends on the Common Stock issuable on such conversion. Any conversion of Class B Stock is deemed to occur on the date the certificate therefor is surrendered, and the person or persons entitled to receive Common Stock issuable upon conversion of Class B Stock are treated for all purposes as the record holder or holders of such Common Stock on such date. In addition, at any time when the number of outstanding shares of Class B Stock falls below 2.5% of the aggregate number of the issued and outstanding shares of Common Stock and Class B Stock, or our board of directors and the holders of a majority of the outstanding shares of Class B Stock approve the conversion of all of the Class B Stock into Common Stock, then, immediately upon the occurrence of either such event, the outstanding shares of our Class B Stock are converted into shares of our Common Stock.

  LISTING

     Our Class B Stock is not listed for trading and there are restrictions on its transfer. Fedders acts as the transfer agent and registrar for the Class B Stock.

PREFERRED STOCK

     Under the Charter, our board of directors has the authority, without further stockholder action, to issue from time to time up to a maximum of 15,000,000 shares of Preferred Stock, in one or more series and for such consideration as may be fixed from time to time by the board, and to fix before the issuance of any shares of Preferred Stock of a particular series, the designation, relative rights, preferences and limitations of such shares and of each series, the number of shares to comprise such series, the dividend rate or rates payable with respect to the shares of each series, the redemption price or prices, if any, and the terms and conditions of any redemption, the voting rights, any sinking fund provisions for the redemption or purchase of the shares of such series, the terms and conditions upon which the shares are convertible or exchangeable, if they are convertible or exchangeable, the rights of the shares of each series in the event of voluntary or involuntary liquidation, dissolution or winding up of Fedders, and any other relative rights, preferences and limitations pertaining to such series.

SERIES A CUMULATIVE PREFERRED STOCK

     Fedders has 15,000,000 authorized shares of Preferred Stock, 3,400,000 of which are designated as Series A Cumulative Preferred Stock. Following the consummation of the rights offering, assuming all rights are exercised, 3,376,035 shares of Series A Cumulative Preferred Stock will be outstanding. As of May 20, 2003, there were 412,506 shares of Series A Cumulative Preferred Stock outstanding. The Series A Cumulative Preferred Stock has a par value of $0.01 per share.

  DIVIDENDS

     Each holder of Series A Cumulative Preferred Stock is entitled to receive quarterly cumulative preferential dividends when, as and if declared by the board, of $2.15 per share, per year ($0.5375 per share, per quarter). Such cumulative preferred dividends are payable beginning on March 1, 2003 and then on each June 1, September 1, December 1, and March 1 of each year or if any such day is not a business day, on the next succeeding business day, (each such date being referred to herein as a "Dividend Payment Date"), to the holders of record as they appear in the stockholder record books of the Corporation at the close of the applicable record date, which shall be the date designated by the board of directors for the payment of dividends, that is not more than 30 nor less than 15 days prior to the applicable Dividend Payment Date. To the extent not paid, such dividends on the Series A Cumulative Preferred Stock shall accumulate. Unless full cumulative preferred dividends on all outstanding shares of Series A Cumulative Preferred Stock for all past dividend periods (including all accrued and unpaid dividends) shall have been declared and paid in cash, or declared and a sufficient sum for the payment thereof set apart, then: (i) no dividend shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any class or series of stock of Fedders, if any, ranking junior to the Series A Cumulative Preferred Stock, including, but not limited to the Common Stock and the Class B Stock (the "Junior Securities"); (ii) no other distribution shall be declared or made upon, or any sum set apart for the payment of any distribution upon, any shares of Junior Securities, other than a distribution consisting solely of Junior Securities; (iii) no shares of Junior Securities shall be purchased, redeemed or otherwise acquired or retired for value (excluding an exchange or conversion for shares of other Junior Securities (or purchases, redemptions or other acquisitions of Junior Securities of former employees)) by Fedders or any of its subsidiaries; and (iv) no monies shall be paid into or set apart or made available for a sinking or other fund for the purchase, redemption or other acquisition or retirement for value of any shares of Junior Securities.

  VOTING RIGHTS

     Except as set forth below or as required by law, the holders of shares of Series A Cumulative Preferred Stock shall have no voting rights and their consent shall not be required for taking any corporate action.

     Fedders will not, without the affirmative vote or consent of the holders of two-thirds (2/3) of the shares of Series A Cumulative Preferred Stock then outstanding: (i) amend or alter its Charter or By-laws in any manner that materially adversely affects the powers, preferences or special rights of the Series A Cumulative Preferred Stock; (ii) create, authorize or issue any class or series of stock, ranking as to payment of dividends or upon liquidation, dissolution or winding up of Fedders, senior to Series A Cumulative Preferred Stock; (iii) amend or alter the Certificate of Designation in any manner that materially adversely affects the powers, preferences, or special rights of the Series A Cumulative Preferred Stock; or (iv) waive compliance with any provision of the Certificate of Designation.

     However, Fedders may without the vote of any holders of Series A Cumulative Preferred Stock:

     - increase the amount of authorized and issued Series A Cumulative Preferred Stock;

     - create, authorize or issue any class or series of stock ranking as to payment of dividends or upon liquidation, dissolution or winding up of Fedders, pari passu to the Series A Cumulative Preferred Stock; and

     - amend or supplement the Certificate of Designation to cure any ambiguity, defect or inconsistency or to make any change that would provide any additional rights or benefits to the holders of Series A Cumulative Preferred Stock or that does not adversely affect the legal or economic rights under the Certificate of Designation of any such holder.

     If at any time dividends on any Series A Cumulative Preferred Stock shall be in arrears in an amount equal to six quarterly dividends thereon, the holders of Series A Cumulative Preferred Stock will be entitled to vote separately as a class to elect two additional directors by making such increase in the number of directors as shall be necessary to permit their election. This right shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series A Cumulative Preferred Stock then outstanding shall have been declared and paid or set apart for payment.

  LIQUIDATION RIGHTS

     Upon any voluntary or involuntary liquidation, dissolution or winding up of Fedders (the date of such occurrence, the "Liquidation Date"), we shall out of our assets available for distribution in respect of its stock, make the following payments in respect of our stock: first, payments due in connection with any class or series of stock of Fedders, if any, ranking senior to the Series A Cumulative Preferred Stock on the Liquidation Date

("Senior Securities"); second, on a pro rata basis, payments (i) on shares of the Series A Cumulative Preferred Stock equal to $25.00 per share of Series A Cumulative Preferred Stock plus the amount of any accrued and unpaid dividends as of the Liquidation Date, and (ii) due in connection with any class or series of stock of Fedders, if any, ranking pari passu to the Series A Cumulative Preferred Stock on the Liquidation Date (the "Parity Securities"); and third, payments on any class or series of Junior Securities.

     If, upon any voluntary or involuntary liquidation, dissolution or winding up of Fedders, after payment in full of all amounts due in connection with any Senior Securities, the amounts payable to holders of Series A Cumulative Preferred Stock and any other Parity Securities are not paid in full, the holders of Series A Cumulative Preferred Stock and of such other Parity Securities will share ratably in any such distribution of our assets in proportion to the full respective preferential amounts to which they are entitled.

  LISTING

     Our Series A Cumulative Preferred Stock is listed on the New York Stock Exchange under the symbol "FJCPRA." American Stock Transfer & Trust Company is the transfer agent and registrar for the Fedders Series A Cumulative Preferred Stock.

DESCRIPTION OF PROVISIONS OF OUR CHARTER AND BY-LAWS AND DELAWARE LAW

     The Charter specifies that each director on our board of directors shall be elected by the stockholders at each annual meeting and shall hold office until the next annual meeting of stockholders and until such director's successor shall have been elected and qualified. Our By-laws provide that the number of directors on the board may be fixed by the board only. In the interim period between annual meetings of stockholders or of special meetings of stockholders, vacancies and newly created directorships may be filled by the board of directors. Any directors so elected will hold office until the next annual meeting. The board of directors has been fixed at and currently consists of 9 directors.

     The Charter also provides that a director shall not personally be liable to Fedders or our stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to Fedders or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

     Section 203 of the DGCL generally prohibits a public Delaware corporation, including Fedders, from engaging in a Business Combination (as defined below) with an Interested Stockholder (as defined below) for a period of three years after the date of the transaction in which an Interested Stockholder became such, unless: (i) the board of directors of such corporation approved, prior to the date such Interested Stockholder became such, either such Business Combination or such transaction; (ii) upon consummation of such transaction, such Interested Stockholder owns at least 85% of the voting shares of such corporation (excluding specified shares) outstanding at the time the transaction commenced; or (iii) such Business Combination is approved by the board of directors of such corporation and authorized by the affirmative vote (at an annual or special meeting and not by written consent) of at least 66 2/3% of the outstanding voting shares of such corporation (excluding shares held by such Interested Stockholder). A "Business Combination" includes (i) mergers, consolidations and sales or other dispositions of 10% or more of the assets of a corporation to or with an Interested Stockholder, (ii) certain transactions resulting in the issuance or transfer to an Interested Stockholder of any stock of such corporation or its subsidiaries, and (iii) certain other transactions resulting in a financial benefit to an Interested Stockholder. An "Interested Stockholder" is a person who owns (or, if such person is an affiliate or associate of the corporation, within a three-year period did own) 15% or more of a corporation's stock entitled to vote generally in the election of directors and, the affiliates and associates of such person.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

9 3/8% SENIOR SUBORDINATED NOTES

     On August 18, 1997 and August 19, 1999, Fedders North America, Inc., a wholly owned subsidiary of Fedders Corporation, issued and sold in a private placement $100,000,000 and $50,000,000, respectively, in aggregate principal amount of 9 3/8% Senior Subordinated Notes due 2007 (collectively, the "Old Notes"). Subsequently, these notes were exchanged pursuant to a registered exchange offer for registered notes identical in all material respects (other than with respect to transfer restrictions) to the Old Notes (collectively, the "Notes"). The Notes are fully and unconditionally guaranteed by Fedders Corporation.

RANKING

     The Notes are subordinate to all of Fedders North America's existing and future senior indebtedness (as defined in the indenture governing the Notes), and equal or senior to any of Fedders North America's other existing or future indebtedness. The guarantee of the Notes will be subordinated to all of Fedders Corporation's existing and future senior indebtedness (as defined in the indenture governing the Notes) to the same extent that the notes are subordinated to Fedders North America's senior indebtedness, and the guarantee will be equal or senior to any of Fedders Corporation's other existing or future indebtedness.

CERTAIN COVENANTS

     The indenture governing the Notes contains certain covenants that will, among other things, limit the ability of Fedders North America and the ability of certain of its subsidiaries to (a) incur additional indebtedness or issue preferred stock, (b) repay certain other indebtedness, (c) pay dividends on, redeem or repurchase their capital stock, (d) sell assets, (e) engage in certain transactions with affiliates, (f) enter into sale and leaseback transactions,
(g) create certain liens and (h) consolidate, merge or sell all or substantially all of the assets of Fedders North America. We believe that we are currently in compliance with these covenants and currently intend to continue to pay dividends on the Series A Cumulative Preferred Stock. The indenture governing the Notes does not contain covenants restricting Fedders Corporation or any of its subsidiaries other than Fedders North America and its subsidiaries.

CHANGE OF CONTROL

     After the occurrence of a change of control (as defined in the indenture governing the Notes), holders of the Notes may require Fedders North America to repurchase all or a portion of the notes at 101% of the principal amount thereof, plus accrued and unpaid interest.

WORKING CAPITAL CREDIT FACILITY

     Fedders North America and all of its direct and indirect subsidiaries are parties to a revolving credit facility as borrowers or guarantors of the borrowers' obligations, entered into on December 23, 1992, as amended. The revolving credit facility provides for loans to Fedders North America of up to $100.0 million based on certain customary percentages of accounts receivable and inventory. The obligations of Fedders North America under the revolving credit facility are also guaranteed by Fedders Corporation and certain of its other subsidiaries (other than Fedders North America and its subsidiaries). While the revolving credit facility is intended principally to provide financing for our working capital requirements, we may use up to $15.0 million of the amount available under the revolving credit facility for general corporate purposes.

     At our option, borrowings under the revolving credit facility bear interest at a rate per annum (i) based upon the London interbank offered rate (LIBOR) plus 2.0% (provided that not more than 80% of loans outstanding at any time may be based upon LIBOR); or (ii) equal to the prime rate of Wachovia Bank, National Association.

     In addition, we must pay (i) an unused line fee of 0.5% per annum on the amount by which $60.0 million ($50.0 million effective February 2004) exceeds the average outstanding daily principal balance of loans outstanding; (ii) an early termination fee equal to 1.0% of the maximum availability if the revolving credit facility is terminated prior to February 1, 2004 and 0.5% of the maximum availability if the revolving credit facility is terminated during the period from February 2, 2004 through January 31, 2006, the expiration date of the revolving credit facility; (iii) an amendment fee of $200,000; and (iv) a service fee of $60,000 annually.

     Borrowings under the revolving credit facility are secured by collateral assignments or other security interests in substantially all of the assets of Fedders Corporation and its subsidiaries including: (i) all material contracts;
(ii) substantially all property, plant, equipment, inventory and other tangible assets; (iii) all receivables of Fedders North America; (iv) all intellectual property and other intangible assets; and (v) all capital stock of the direct and indirect subsidiaries of Fedders.

     The revolving credit facility contains negative covenants that limit the ability of Fedders Corporation and its direct and indirect subsidiaries to do the following: (i) create liens and other encumbrances; (ii) incur indebtedness;
(iii) enter into transactions with affiliates; (iv) make loans, investments or guarantees; and (v) pay dividends. We believe that we are currently in compliance with these covenants and currently intend to pay dividends on the Series A Cumulative Preferred Stock.

     In addition, the revolving credit facility requires that Fedders Corporation meet certain financial tests including: (i) consolidated net worth of not less than $60.0 million; and (ii) consolidated working capital of not less than $25.0 million.

     The revolving credit facility contains customary events of default including: (i) non-payment of principal or interest; (ii) breach of any term, covenant, condition or provision of the revolving credit facility; (iii) material breach of representations and warranties; (iv) bankruptcy, insolvency or assignment for the benefit of creditors; (v) cross-defaults on other indebtedness; (vi) material adverse change in the business, assets or financial condition; and (vii) a change in control.

                              PLAN OF DISTRIBUTION

     We have retained Georgeson Shareholder Communications Inc. as advisor, solicitation agent, and information agent and Georgeson Shareholder Securities Corporation as dealer manager (together, "Georgeson") in connection with the rights offering. In that capacity, Georgeson may contact holders of Common Stock and Class B Stock by mail, telephone, facsimile and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the offers to beneficial owners of Common Stock or Class B Stock. We will pay Georgeson an estimated $100,000 for out-of-pocket expenses for these services plus one and a half percent (1.5%) of the gross proceeds raised from the rights offering, estimated to be approximately $1,053,534.56, assuming all subscription rights are exercised. We also have agreed to indemnify Georgeson against specified liabilities and expenses in connection with the rights offering.

     The following table summarizes the compensation and estimated expenses we will pay:

                          EXPENSE                                  TOTAL
Out-of-pocket expenses payable by us........................   $  100,000.00
Dealer Manager fees.........................................   $1,053,534.56

     Georgeson Shareholder Securities Corporation, a registered broker-dealer under the Exchange Act, will act as an agent on our behalf in soliciting exercise of subscription rights and facilitating the purchase of our Series A Cumulative Preferred Stock in the rights offering. Georgeson has no commitment or obligation to purchase any shares of Series A Cumulative Preferred Stock and will act as an underwriter merely in connection with its "best efforts" arrangement with us to facilitate the exercise of subscription rights and purchase of Series A Cumulative Preferred Stock in the rights offering.

                CERTAIN MATERIAL U.S. FEDERAL TAX CONSIDERATIONS

     The following discussion summarizes certain United States federal income tax consequences to United States holders of the receipt of subscription rights in the rights offering. This discussion also addresses certain United States federal income tax consequences arising from the ownership, exercise, and disposition of subscription rights. This discussion applies only to our holders of Common Stock and Class B Stock that hold their stock as a capital asset within the meaning of section 1221 of the Internal Revenue Code (the "Code"). Further, this discussion does not address all of the United States federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are a:

     - financial institution,

     - foreign person,

     - mutual fund,

     - tax-exempt organization,

     - insurance company,

     - dealer in securities or foreign currencies,

     - person (including a trader in securities) using a mark-to-market method of accounting,

     - person who holds shares of Common Stock or Class B Stock as a hedge against currency risk or as part of a straddle, constructive sale, conversion transaction or other integrated transaction,

     - person who acquired your shares of Common Stock or Class B Stock upon the exercise of employee stock options or otherwise as compensation,

     - person that actually or constructively owns 20% or more of our Common Stock or Class B Stock, or

     - an entity that is treated as a partnership for United States federal income tax purposes.

     The discussion is based upon the Code, laws, regulations, rulings, and decisions in effect as of the date of this Prospectus, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local, and foreign laws are not addressed herein.

     YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE RIGHTS OFFERING, INCLUDING THE APPLICATION OF FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX LAWS BASED ON YOUR PARTICULAR FACTS AND CIRCUMSTANCES.

TREATMENT OF THE SUBSCRIPTION RIGHTS

     Receipt of the Subscription Rights. Our position for information reporting and other United States federal income tax purposes is that you will not recognize taxable income upon the receipt of the subscription rights. Based on relevant Treasury regulations, the Internal Revenue Service may assert that your receipt of the subscription rights in the rights offering is currently taxable to you, with the consequences described below under the heading "Alternate Treatment of the Subscription Rights." We believe that the relevant statutory and regulatory provisions were not intended to apply to the present transaction. It is uncertain whether our position would be sustained by a court if challenged by the Internal Revenue Service. The remainder of the discussion under this heading "Treatment of the Subscription Rights" assumes that you will not recognize taxable income upon the receipt of subscription rights in the rights offering.

     Tax Basis in and Holding Period of the Subscription Rights. Except as provided in the following sentence, your tax basis in the subscription rights you receive in the rights offering will be zero. If either (i) the fair market value of the subscription rights on the date such subscription rights are distributed is equal to at least 15% of the fair market value on such date of your Common Stock or Class B Stock with respect to which the subscription rights are received or (ii) you elect, in your United States federal income tax return for the taxable year in which the subscription rights are received, to allocate part of the tax basis in such Common Stock or Class B Stock to the subscription rights, then upon exercise or transfer of the subscription rights, your tax basis in such Common Stock or Class B Stock will be allocated between the Common Stock or Class B Stock and the subscription rights in proportion to their respective fair market values on the date the subscription rights are distributed. Your holding period for the subscription rights received in the rights offering will include your holding period for the Common Stock or Class B Stock with respect to which the subscription rights were received.

     Sale or Taxable Disposition of the Subscription Rights. Unless you can establish to the satisfaction of the Internal Revenue Service that neither the distribution of subscription rights nor the subsequent sale or taxable disposition (collectively, a "disposition") of such subscription rights is in pursuance of a plan having one of its principal purposes the avoidance of United States federal income tax, the subscription rights will constitute "Section 306 stock," the disposition of which could result in ordinary income to you on a sale or other taxable disposition of such right. In general, your amount realized upon a disposition of subscription rights will be treated as ordinary income (and will not be offset by your adjusted tax basis, if any, in such rights) to the extent that such amount does not exceed the fair market value of the subscription rights at the time they are distributed. Any excess of the amount realized over the sum of the fair market value of the subscription rights at the time they are distributed plus your adjusted tax basis, if any, in such rights will be treated as capital gain. No loss will be recognized upon such a disposition of your subscription rights. Any adjusted tax basis in the subscription rights that you dispose of which is not used to offset your amount realized from such disposition under the foregoing rules generally will be added to the adjusted tax basis in any Common Stock or Class B Stock you actually own. A disposition of subscription rights will not give rise to ordinary income if such disposition terminates your entire actual and constructive ownership interest in us.

     Expiration of the Rights. If your subscription rights lapse without being exercised, you will not recognize any gain or loss, and the tax basis, if any, of your Common Stock or Class B Stock with respect to which such subscription rights were distributed will be equal to the tax basis in such Common Stock or Class B Stock immediately before the receipt of the subscription rights in the rights offering.

     Exercise of the Subscription Rights; Tax Basis in and Holding Period of the Series A Cumulative Preferred Stock. You will not recognize any gain or loss upon the exercise of subscription rights received in the rights offering. Your tax basis in the Series A Cumulative Preferred Stock acquired upon such exercise will equal the sum of the subscription price for the Series A Cumulative Preferred Stock and your tax basis, if any, in the subscription rights, as described above. Your holding period for the Series A Cumulative Preferred Stock acquired through exercise of the subscription rights will begin on the date the subscription rights are exercised. See "Ownership of the Series A Cumulative Preferred Stock," below, for a discussion of additional United States federal income tax consequences of the ownership and disposition of Series A Cumulative Preferred Stock.

ALTERNATE TREATMENT OF THE SUBSCRIPTION RIGHTS

     Receipt of the Subscription Rights. If the Internal Revenue Service successfully asserted that you should recognize taxable income for United States federal income tax purposes upon the receipt of subscription rights in the rights offering, you would recognize ordinary dividend income equal to the fair market value of the subscription rights on the date they are distributed. Your tax basis in such rights would be equal to such fair market value and your holding period for the rights would begin upon receipt. The remainder of the discussion under this heading "Alternate Treatment of the Subscription Rights" assumes that your receipt of subscription rights in the rights offering is a taxable event.

     Disposition of the Subscription Rights. Upon the disposition of subscription rights, you would recognize short-term capital gain or loss in an amount equal to the difference between the amount realized from such disposition and your tax basis in the subscription rights sold.

     Expiration of the Rights. If your subscription rights lapse without being exercised, you would recognize a short-term capital loss equal to your tax basis in such expired subscription rights. For United States federal income tax purposes, capital losses of individuals may be offset against capital gains and, if in excess of capital gains, against up to $3,000 ($1,500 for a married individual filing a separate return) of ordinary income. Capital losses of corporations may be offset only against capital gains. Capital losses not used in the year realized may, with certain limitations, be carried over to other taxable years.

     Exercise of the Subscription Rights; Tax Basis in and Holding Period of the Series A Cumulative Preferred Stock. You would not recognize any gain or loss upon the exercise of subscription rights you receive in the rights offering. Your tax basis in the Series A Cumulative Preferred Stock you acquire through exercise of the subscription rights would equal the sum of the subscription price for the Series A Cumulative Preferred Stock and your tax basis in the subscription rights, as described above. Your holding period for the Series A Cumulative Preferred Stock acquired through exercise of the subscription rights would begin on the date the subscription rights are exercised. See "Ownership of the Series A Cumulative Preferred Stock," below, for a discussion of additional United States federal income tax consequences of the ownership and disposition of Series A Cumulative Preferred Stock.

OWNERSHIP OF THE SERIES A CUMULATIVE PREFERRED STOCK

     Cash Distributions with respect to the Series A Cumulative Preferred
Stock. Cash distributions with respect to the Series A Cumulative Preferred Stock generally will be treated as dividends, taxable as ordinary income to you to the extent of your ratable share of our current and accumulated earnings and profits. If such cash distributions exceed our earnings and profits, such excess will be applied to reduce, but not below zero, your adjusted tax basis in your Series A Cumulative Preferred Stock, and any excess generally will be taxable as capital gain to you. If you are a corporation, you may be eligible for a dividends-received deduction for cash distributions with respect to the Series A Cumulative Preferred Stock. The dividends-received deduction is, however, subject to various limitations which depend on your particular circumstances, including certain holding period requirements under section 246 of the Code and limitations on the use of debt financing with respect to the Series A Cumulative Preferred Stock under section 246A of the Code. In addition, the dividends-received deduction with respect to cash distributions on the Series A Cumulative Preferred Stock may be subject to section 1059 of the Code. Section 1059 of the Code would require you to reduce your adjusted tax basis in the Series A Cumulative Preferred Stock by the amount of the dividends-received deduction resulting from any "extraordinary dividend" paid on the Series A Cumulative Preferred Stock. An extraordinary dividend for purposes of section 1059 of the Code includes, among other items, a dividend that exceeds 5% of your adjusted tax basis in the Series A Cumulative Preferred Stock. You should consult your tax advisor regarding the availability of the dividends received deduction and the possible application of section 1059 of the Code or other limitations with respect to your particular circumstances.

     Disposition of the Series A Cumulative Preferred Stock. In general, unless your Series A Cumulative Preferred Stock is considered Section 306 stock, the disposition of your Series A Cumulative Preferred Stock, including a sale of such shares to us (a "redemption") in a transaction that is treated as a sale or exchange under section 302 of the Code, will result in capital gain or loss equal to the difference between the amount realized from such disposition and your adjusted tax basis in the Series A Cumulative Preferred Stock immediately before such disposition.

     Under section 302 of the Code, a redemption of Series A Cumulative Preferred Stock generally will be treated as a sale or exchange if such redemption completely terminates your entire actual and constructive stock interest in our equity or is "not essentially equivalent to a dividend" with respect to you. In determining whether either of these two tests is met, you must take into account the shares of stock actually owned by you as well as the shares of stock constructively owned by you under the constructive ownership rules of section 318 of the Code. Under these constructive ownership rules, you will be deemed to own any shares of our stock that are owned, actually and in some cases constructively, by certain related individuals or entities and any shares of our stock that you have a right to acquire by exercise of an option or by conversion or exchange of a security.

     A redemption of shares of your Series A Cumulative Preferred Stock will be treated as "not essentially equivalent to a dividend" if you experience a "meaningful reduction" in your percentage interest in our equity as a result of the redemption. Depending on your particular circumstances, even a small reduction in your stock ownership interest in us may satisfy this test. For example, the Internal Revenue Service has ruled that a redemption of any amount of nonvoting preferred stock is not essentially equivalent to a dividend if the redeeming shareholder does not own actually or constructively stock of any other class of the redeeming corporation.

     Any Series A Cumulative Preferred Stock acquired upon the exercise of a subscription right that constitutes Section 306 stock will also be treated as
Section 306 stock, and rules similar to those described above under the heading "Treatment of the Subscription Rights -- Disposition of the Subscription Rights" generally would apply to a subsequent disposition of Series A Cumulative Preferred Stock received upon the exercise of subscription rights received in the rights offering (i.e., a portion of the amount realized from such disposition, in an amount equal to the fair market value of the subscription rights on the date of their distribution, generally would be treated as ordinary income).

RECENT LEGISLATION

     The Jobs and Growth Tax Relief Reconciliation Act of 2003 (the "Act"), enacted on May 28, 2003, reduces the maximum rate of tax imposed on most dividends received by individuals from the higher marginal income tax rates to 15% (5% for individuals in the lower tax brackets and 0% for these taxpayers in 2008) (the "Reduced Rate"). This provision applies to dividends received in taxable years beginning after December 31, 2002 and before January 1, 2009. In order to be eligible for the Reduced Rate, an individual stockholder generally must own our Series A Cumulative Preferred Stock for more than 60 days during the 120 day period beginning 60 days before the ex-dividend date. Furthermore, if an individual receives an "extraordinary dividend" within the meaning of section 1059 of the Code (i.e., a dividend which equals or exceeds 5% of the individual's tax basis in our Series A Cumulative Preferred Stock which is eligible for the Reduced Rate, any loss on a subsequent sale of the stock with respect to which such dividend is made is treated as a long-term capital loss to the extent of such dividend. For purposes of determining the amount of deductible investment interest, a dividend is treated as investment income only if the individual elects to treat the dividend as not eligible for the Reduced Rate. For sales and exchanges of capital assets on or after May 6, 2003 and before January 1, 2009, the Act also reduces the top individual tax rate on adjusted net capital gains from 20% (10% for individuals in the lower tax brackets) to 15% (5% for individuals in the lower tax brackets and 0% for these taxpayers in 2008). You should consult your tax advisor regarding the specific tax consequences to you that may result from the Act.

                                 LEGAL MATTERS

     The validity of the subscription rights and the shares of Series A Cumulative Preferred Stock offered pursuant to this rights offering will be passed upon for us by Robert N. Edwards, Esq., Vice President and General Counsel of Fedders. Mr. Edwards holds options to acquire shares of our Common Stock.

                                    EXPERTS

     The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from our Annual Report on Form 10-K/A for the year ended August 31, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements other information with the Securities and Exchange Commission, or the SEC. You may read or copy any document we file at the public reference room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this information may also be obtained by mail from the SEC's Public Reference Branch at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, our filings with the SEC are also available to the public on the SEC's internet Web site at www.sec.gov. Our Common Stock and Series A Cumulative Preferred Stock are listed on the New York Stock Exchange, and our reports, proxy statements and other information concerning us may also be read and copied at the offices of the NYSE.

     We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 with respect to this rights offering. This prospectus does not contain all of the information set forth in the registration statement and its exhibits. Statements made by us in this prospectus as to the contents of any contract, agreement or other document referred to in this prospectus are not necessarily complete. For a more complete description of these contracts, agreements or other documents, you should carefully read the exhibits to the registration statement and the documents which we reference under the caption "Incorporation of Certain Documents by Reference."

     The registration statement, together with its exhibits and schedules, which we filed with the SEC, may also be reviewed and copied at the public reference facilities of the SEC located at the addresses set forth above. Please call the SEC at 1-800-SEC-0330 for further information on its public reference facilities.

     This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information contained, or incorporated by reference in, this prospectus. We have not authorized anyone to provide information different from that contained in, or incorporated by reference in, this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted. This prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any circumstance under which the offer or solicitation is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

                           FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by terms and phrases such as "anticipate," "believe," "intend," "estimate," "expect," "continue," "should," "could," "may," "plan," "project," "predict," "will" and similar expressions and include references to assumptions and relate to our future prospects, developments and business strategies.

     Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

     - greater price competition resulting from industry overcapacity or other factors;

     - a significant decline in industry sales resulting from slowing economic growth;

     - seasonal fluctuations in sales of air conditioning units and other climate-related products;

     - climatic conditions, particularly cool summer conditions; and

     - varying costs of electricity.

     We undertake no obligation to revise the forward-looking statements included in this prospectus to reflect any future events or circumstances. Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences are discussed in this prospectus under the caption "Risk Factors" as well as elsewhere in this prospectus and Fedders' other filings with the SEC. See "Where You Can Find More Information."

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC, allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. Specifically, we are incorporating by reference the following documents listed below and any future filings that we will make with
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the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act
of 1934, as amended, until the completion of the offering:

     - Quarterly Report on Form 10-Q for the period ended February 28, 2003, as amended by our Form 10-Q/A filed on April 14, 2003;

     - Quarterly Report on Form 10-Q for the period ended November 30, 2002;

     - Annual Report on Form 10-K for the fiscal year ended August 31, 2002, as amended by our Form 10-K/A filed on December 17, 2002 and our Form 10-K/A filed on April 14, 2003;

     - Proxy Statement on Schedule 14A relating to our Annual Meeting of Stockholders; and

     - Registration Statement on Form 8-A filed on December 20, 2002.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                              Corporate Secretary
                              Fedders Corporation
                             505 Martinsville Road
                     Liberty Corner, New Jersey 07938-0813
                           Telephone: (908) 604-8686

     Any statement contained in this prospectus or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference in this prospectus, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

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                                2,963,529 SHARES

                              FEDDERS CORPORATION

                      SERIES A CUMULATIVE PREFERRED STOCK

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                                   PROSPECTUS
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                                 June 27, 2003

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